Exhibit 4.16

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT is dated as of 26 day of October, 2005 by and among Qualmax, Inc., an Oregon corporation, having its address at 340 West Fifth Avenue, Eugene, Oregon, 97401 (the “Buyer”), BOScom Ltd., an Israeli company, having its address at Beit Rabin, Teradyon Industrial Park, Misgav 20179 (“BOScom”) and B.O.S. Better Online Solutions Ltd., an Israeli company, having its address at Beit Rabin, Teradyon Industrial Park, Misgav 20179, Israel (“BOS”). BOScom and BOS shall be referred to, collectively, as “Seller”. Following closing of the Bench Transaction Agreement (as defined below), references to the Buyer herein shall be deemed to be to the merged company created by the Bench Transaction Agreement.

        WHEREAS, Seller is engaged, among other things in the business of corporate communication solutions (the “Business”); and

        WHEREAS, the Seller wishes to sell to Buyer and Buyer wishes to purchase from Seller all of Seller’s assets and rights, tangible and intangible, relating to, or used in connection with, the Business, all on the terms and conditions, and for the consideration, set forth herein.

        NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the Buyer and the Seller agree as follows:

1.	PURCHASE AND SALE.

1.1.	Acquired Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing referred to in Section 4 hereof, Seller shall sell, assign, transfer and deliver to the Buyer (or, at Buyer’s request delivered to Seller in writing no later than 10 business days prior to the Closing, to a wholly owned Israeli subsidiary of Buyer) and the Buyer shall purchase, acquire and take assignment and delivery of, all of the assets and rights of Seller relating to, or used in connection with, the Business (all of which assets and rights are hereinafter referred to collectively as the “Acquired Assets”), as set forth in Exhibit A attached hereto.

1.2.	(a)	Seller represents and warrants to Buyer that, upon Buyer’s purchase of the Acquired Assets in accordance with this Agreement, Buyer will take the Acquired Assets free and clear of all encumbrances or rights and claims of any third party, except for: (i) the Office of the Chief Scientist of the Israeli Ministry of Trade, Industry and Labor (the “OCS”), and (ii) the Investment Center of the Israeli Ministry of Trade, Industry and Labor (the “Investment Center”), in each case as set forth on Schedule 1.2(i). The amounts paid to date and the amounts remaining outstanding as royalties by Seller to the OCS are set forth on Schedule 1.2(i).

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(b)	On the date hereof, Buyer shall execute and deliver to Seller for filing with the OCS (1) a “Transfer of Rights and Obligations Agreement” with the OCS, in the form attached as Schedule 1.2(ii) hereto, pursuant to which Buyer shall fully assume the payment to the OCS of royalties under OCS programs related to the Acquired Assets (the “Transfer of Rights Form”); and (2) an undertaking towards the OCS in the OCS standard form attached hereto as Schedule 1.2(iii), pursuant to which Buyer undertakes to observe and comply with provisions of Israeli law relating to the transfer of intellectual property (the “Undertaking Form”). Buyer acknowledges that execution of the Undertaking Form is a condition to the OCS’s consent to the transactions contemplated herein.

1.3.	Any responsibility or liability whatsoever for Seller’s debts, warranties, guaranties, obligations to third parties, or other liabilities, contingent or otherwise, pertaining to the Acquired Assets, including without limitation, any liabilities related to the Hired Personnel (as defined below), to the extent they relate to the period up to the Closing Date, shall be borne by Seller alone.

1.4.	The parties shall conduct an accounting with respect to: (i) any payments due to the Seller and received by Buyer following the Closing Date, or (ii) any payments received by Seller with respect to services or products to be delivered by Buyer following the Closing Date, all as set forth in Schedule 1.4 hereto. The relevant calculation shall be performed by the parties until the Closing Date.

1.5.	Prior to or on the Closing Date, the parties shall enter into a transitional outsourcing agreement, substantially in the form attached as Exhibit B hereto (the “Outsourcing Agreement”), pursuant to which Seller shall provide Buyer, for a period set forth in the Outsourcing Agreement, with such services required by Buyer for the continuous operation of the Acquired Assets, including, without limitation, accounting and production services that relate to the Acquired Assets. In consideration for any such services after the first three months thereof, Seller shall be entitled to the service fees as set forth in the Outsourcing Agreement.

2.	EMPLOYEES

2.1.	A list (the “Employee List”) setting forth the name of each employee of Seller relating to the Acquired Assets and the Business (the “Employees”) and the terms of his or her employment or engagement, including commencement date, compensation, social benefits, bonus or commission entitlement etc., has been provided to Buyer prior to date hereof. Seller represents and warrants that the Employee List is true and complete in all material respects and covenants to update the Employee List if necessary in order to ensure that it is true and complete in all material respects immediately prior to the Closing.

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2.2.	Promptly following the signing of this Agreement, Buyer shall provide Seller with a list specifying the Employees whom it is interested in employing or retaining as consultants (at Buyer’s sole discretion). Of such list, those employees and consultants who are interested in being retained by Buyer and have accepted its offer for employment or consulting engagement, are referred to herein as the “Hired Personnel”.

2.3.	Seller undertakes to retain all Hired Personnel until the Closing Date, on which date such Hired Personnel shall be terminated by Seller and begin to be employed or retained by Buyer on terms substantially similar to the terms enjoyed by such persons prior to the Closing Date.

2.4.	Seller shall be liable for and shall pay to the Hired Personnel, on or before the Closing Date, any and all payments and social benefits due to them with respect to the period up to the Closing Date and their termination of employment or engagement (including, without limitation, payment of salary or consultancy fees, severance pay, any advance notice payment (if applicable under the law) and redemption of unused vacation days). Seller shall fully indemnify and hold Buyer harmless, upon Buyer’s first demand, from and against any demand or claim brought against Buyer by any Employee (including the Hired Personnel) with respect to its engagement by Seller prior to the Closing Date.

2.5.	As of the Closing Date, Buyer shall be exclusively responsible for any and all payments to the Hired Personnel and shall fully indemnify and hold Seller harmless, upon Seller’s first demand, from and against any demand or claim brought against Seller by any member of the Hired Personnel with respect to its employment following the Closing Date.

2.6.	Seller shall notify the Hired Personnel of the transfer of the Acquired Assets to the Buyer, and cooperate with Buyer in all respects relating to any actions to be taken pursuant to this Section 2 and in achieving the hiring or engagement of the Hired Personnel by Buyer. Seller will not take any action that is intended to interfere with Buyer’s efforts to retain any of the Hired Personnel.

3.	CONSIDERATION.

3.1.	In consideration for Acquired Assets, Buyer shall pay and Seller agrees to accept the following consideration (collectively, the “Purchase Price”), which shall be paid to Seller as follows:

3.1.1.	Share Consideration. Buyer shall issue Seller 4,000,000 shares of Common Stock, par value $0.001 each, of Bench Group, Inc. post the Bench Transaction Agreement, as defined below (the “Buyer Stock”), such payment by way of issuance of shares of Buyer Stock to Seller shall be referred to herein as the “Share Consideration”.

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In this Agreement, the “Bench Transaction Agreement” means the Agreement and Plan of Share Exchange between Buyer and Bench Group, Inc., dated June 24, 2005, as amended on July 15, 2005 and which is attached hereto as Exhibit C.

3.1.2.	Royalty Fee. The parties agree that in addition to the Share Consideration, Buyer shall pay Seller a royalty initially equal to four percent (4%) of the gross sales (as defined by US GAAP) received by Buyer on any sales generated by the Royalty Base Business (as defined herein), commencing upon the Closing, up to the total amount of US$800,000 (the “Royalty Consideration”). The Royalty Consideration shall be paid to Seller within forty-five (45) days of the end of the fiscal quarter in which earned. Together with each payment of Royalty Consideration, Seller shall deliver to Buyer un-audited details of the sales generated during the past quarter. Within ninety (90) days of the end of any fiscal year, Buyer shall deliver to Seller an annual accounting of sales as reviewed by the Buyer’s auditors. Any adjustment to the Royalty Consideration for the past year shall be made in the following quarterly payment. For purposes of this Section 3 (“Consideration”), the “Royalty Base Business” will refer to the Business sold by Seller to Buyer hereunder (as defined at the preamble to this Agreement) and any other Voice Over Internet Protocol manufacturing business conducted by Buyer at the relevant time, taken together. To the extent Value Added Tax (“VAT”) is imposed in connection with the Share Consideration and/or the Royalty Consideration payable by Buyer pursuant to this Agreement, such VAT shall be solely born and paid by Buyer.

3.1.3.	Adjustment to Royalty Rate. Notwithstanding anything to the contrary in Section 3.1.2, if the aggregate gross sales (defined by US GAAP) received by Buyer on sales generated by the Royalty Base Business for the period ending on the third (3rd) anniversary of the Closing is less than Twenty Million Dollars ($20,000,000), then: (i) the royalty rate for such period shall be retroactively adjusted to equal the Modified Royalty Rate (as defined below); and (ii) Buyer shall, within ninety (90) days of such anniversary, pay to Seller any difference between the amount of Royalty Consideration actually paid to Seller during such period and the amount of Royalty Consideration earned using the Modified Royalty Rate. The “Modified Royalty Rate” shall be equal to the quotient of (a) Eight Hundred Thousand Dollars ($800,000) divided by (b) the aggregate gross sales (defined by US GAAP) received by Buyer on sales generated by the Royalty Base Business for the period ending on the third (3rd) anniversary of the Closing.

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3.1.4.	Stock In Lieu of Cash. Buyer may, separately for each quarterly payment of Royalty Consideration, in its sole discretion, offer Seller the option (the “Share Royalty Option”) to elect that all or part of the Royalty Consideration be paid to Seller in shares of stock of Buyer (the “Additional Buyer Stock”) to be issued to Seller in lieu of cash royalty payments. If Buyer elects to offer Seller any Share Royalty Option hereunder, it shall give Seller written notice of same (“Share Royalty Notice”), which shall also state the per share value of the Additional Buyer Stock determined as provided below, at least twenty (20) days prior to the next scheduled royalty payment according to the provisions of Section 3.1.2 above. Upon receipt of any Share Royalty Notice, Seller may elect to exercise its Share Royalty Option by notifying Buyer of the same at least five (5) days prior to the next scheduled royalty payment according to the provisions of Section 3.1.2 above. For this purpose the value of the Additional Buyer Stock shall be based on the average last sale price of Buyer Stock for the twenty (20) trading days immediately prior to the date of the relevant Share Royalty Notice. In the event that Seller exercises any Share Royalty Option under this Section 3.1.4, Seller shall have such registration rights with respect to the Additional Buyer Stock as described in Section 7 below.

3.2.	Holdback Shares

3.2.1.	Out of the Share Consideration, 1,000,000 shares of Buyer Stock (the “Holdback Shares”) shall be delivered to Kramer Levin Naftalis & Frankel LLP (the “Escrow Agent”) pursuant to the terms and conditions of the Escrow Agreement attached as Exhibit D hereto (the “Escrow Agreement”). For as long as the Holdback Shares remain in Escrow, the Escrow Agent shall vote, execute written instruments and/or exercise any other rights of holders in connection with the Holdback Shares (other than any rights to sell, transfer or otherwise dispose of any interest therein) pursuant to the written instructions of the Seller, all in accordance with the provisions of the Escrow Agreement.

3.2.2.	All dividends, bonus shares, options or other distributions (collectively, “Distributions”) to shareholders as may be declared by Buyer in respect of the Holdback Shares shall be paid, issued or distributed to the Escrow Agent, who shall hold them until such time that the Holdback Shares are released from Escrow as herein provided (all such Distributions shall be treated hereunder identically to the Holdback Shares to which they are attributable).

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3.2.3.	In the event that during the full four (4) consecutive quarters following the Closing Date (the “Escrow Period”) the financial statements of Buyer reflect gross sales, as defined according to US GAAP, related to the Business, as reflected in Buyer’s consolidated financial statements and without including revenues from Qualmax’s other businesses (the “Business Revenues”), equal, in aggregate, to Six Million US Dollars (US$ 6,000,000) or more (a “Triggering Event”), then the Holdback Shares (including any Distributions related thereto) shall be transferred by the Escrow Agent to the Seller in accordance with the provisions of the Escrow Agreement. In the event that Business Revenues during the Escrow Period amount to less than US$4,000,000 the Buyer shall be entitled to receive all of the Holdback Shares from the Escrow Agent. For every $100,000 deficit in Business Revenues below $6,000,000, 50,000 Holdback Shares shall be transferred by the Escrow Agent to the Buyer and the remainder of the Holdback Shares shall be transferred by the Escrow Agent to the Seller.

3.2.4.	Business Operation. Following the Closing and until the end of the Escrow Period, Buyer shall operate the Business consistent with Seller’s past practices and a reasonable business plan, and shall not take any action that would reasonably be expected to cause the non-occurrence of a Triggering Event. Upon any material breach by Buyer of the immediately preceding sentence (a “Voiding Action”), Seller shall be entitled to have all of the Holdback Shares released and transferred to Seller by the Escrow Agent in accordance with the provisions of the Escrow Agreement.

3.2.5.	Reports. During the Escrow Period, for so long as any royalty payments are due hereunder and for a period of six (6) months thereafter, Buyer shall provide Seller with quarterly reports certified by Buyer’s Chief Financial Officer, covering Buyer’s (and any Buyer’s subsidiary, as applicable) activities with respect to the Business for the respective quarter, including financial statements, new customers, status of all current customers, license fees received and such other information as is reasonably necessary to determine: (a) for so long as any royalty payments are due hereunder, the amount of gross sales (defined by US GAAP) received by Buyer on sales generated by the Royalty Base Business during such quarter; and (b) during the Escrow Period, the amount of Business Revenues generated during such quarter.

3.2.6.	Auditing and Inspection Rights. During the Escrow Period and for a period of six (6) months thereafter, Seller shall be entitled to review and audit Buyer’s books and records with respect to the Business Revenues, provided that such audit shall be conducted by an independent auditor at Seller’s expense; provided, however, that if such audit reveals that Buyer had understated Business Revenues (without subsequently correcting its calculation thereof) by more than ten percent (10%), then Buyer shall pay for the reasonable expenses of such audit. Seller shall be entitled to exercise its audit rights under this Section 3.2.6 every six (6) months, upon notice of seven (7) business days to Buyer. Any audit pursuant to this Section 3.2.6 shall be conducted during Buyer’s normal business hours so as not to unreasonably interfere with Buyer’s business activities.

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3.3.	Legend. The shares to be issued to Seller pursuant to this Section 3 shall bear the following restrictive legend or similar legend affixed thereto:

“THE SECURITUES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES OR “BLUE SKY” LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED FOR VALUE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OF THEM UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL THAT AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS IS AVAILABLE WITH RESPECT TO SUCH SALE OR TRANSFER.”

3.4.	No Dilution. Buyer shall neither effect, nor fix any record date with respect to any stock split, stock dividend, reverse stock split, recapitalization or similar change in Buyer Stock between the date of this Agreement and the Closing Date.

4.	CLOSING.

4.1.	Time and Place. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur no later than three (3) business days after each of the closing conditions set forth in Sections 9and 10 hereto have been satisfied or waived in writing (the “Closing Date”).

4.2.	Transactions at Closing. At the Closing, the following actions shall occur, which actions shall be deemed to take place simultaneously and no action shall be deemed to have been completed or any document delivered until all such actions have been completed and all required documents delivered:

(a)	The Seller shall duly execute and deliver to the Buyer such certificates of title or other instruments of assignment and transfer with respect to the Acquired Assets as the Buyer may reasonably request and as may be necessary to vest in the Buyer good and marketable title to all of the Acquired Assets;

(b)	The Seller shall provide the Buyer with true and correct copies of resolutions of the Seller’s Board of Directors, authorizing the transactions contemplated under this Agreement;

(c)	Buyer shall provide the Seller with: (i) a validly executed share certificate covering the Share Consideration (other than the Holdback Shares), issued in the name of the Seller;

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(d)	Buyer shall provide the Escrow Agent with a validly executed share certificate covering the Holdback Shares, issued in the name of the Escrow Agent;

(e)	Buyer shall provide the Seller with true and correct copies of resolutions of Buyer’s Board of Directors approving the transaction contemplated hereby, the issuance of the Share Consideration (including the Holdback Shares) and the payment of the Royalty Consideration and the potential issuance of Additional Buyer Stock.

(f)	Buyer shall provide the Seller with an opinion of Buyer’s counsel, addressed to Seller and dated as of the Closing date, substantially in the form attached hereto as Schedule 10.10.

5.	REPRESENTATIONS AND WARRANTIES OF THE SELLER.

Acknowledging that the Buyer is relying on the representations and warranties set forth in this Section 5, Seller jointly and severally hereby represent and warrant to the Buyer as follows:

5.1.	Organization. Each Seller is a company duly incorporated and validly existing under the laws of the State of Israel, and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted requires qualification, except where the failure to be so qualified would not reasonably be expected to result in a Seller MAE.

5.2.	Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated in this Agreement have been duly and validly authorized by each Seller and no other corporate proceedings or approvals on the part of any Seller are necessary to authorize this Agreement or any such transactions, which approvals have not been obtained on or prior to the Closing.

5.3.	Enforceability. This Agreement has been duly and validly executed and delivered by Seller and is a valid and legally binding obligation of Seller enforceable against Seller in accordance with its terms.

5.4.	Acquired Assets. Seller is the owner of and has good and marketable title to all of the Acquired Assets, free and clear of all encumbrances or rights and claims of any third party (except for the OCS, to the extent set forth on Schedules 1.2(i) hereto) or restrictions on transfer. To the best of Seller’s knowledge: (i) no claims were made or threatened in relation to the Acquired Assets; (ii) the Acquired Assets do not breach or infringe on any third party’s rights; and (iii) the Acquired Assets are in operable condition and repair. Except as set forth on Schedule 5.4, the Acquired Assets constitute all of the assets that Seller currently uses in, or that are necessary for the conduct of, the Business.

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5.5.	Non-Contravention. Neither the execution and the delivery of this Agreement, the Escrow Agreement or the Outsourcing Agreement, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court, or any stock exchange or quotation system, to which Seller is subject or any provision of the certificate of incorporation, bylaws or analogous instruments of Seller, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject, or, (iii) result in the imposition of any lien or other encumbrance upon any of Seller’s assets (including, without limitation, the Acquired Assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or encumbrance would not reasonably be expected to have a material adverse effect on the business, operations, properties, prospects, or conditions of Seller, taken as a whole or solely with respect to the Business, or on the ability of the parties to consummate the transactions contemplated by this Agreement (a “Seller MAE”).

5.6.	Governmental Authorization. Seller has all licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for (a) compliance with federal and state securities or corporation laws, and (b) obtaining the approval of the OCS and the Investment Center, as applicable, as provided in this Agreement, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body, or any stock exchange or quotation system, is required in connection with the execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby.

5.7.	Compliance With Laws and Regulations. Seller has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof, and with all applicable rules of any stock exchange or quotation system, except to the extent that noncompliance would not reasonably be expected to result in a Seller MAE.

5.8.	Business Books and Records.The business books and records of Seller that have been provided to Buyer (including with respect to the presentation of the Seller’s inventory) are accurate records of the information purported to be reflected therein..

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5.9.	Financial Statements; Public Filings. Seller’s audited balance sheet at December 31, 2004 and the related financial statements for the period then ending (including the notes thereto) included in its Annual Report on Form 20-F filed on June 27, 2005 (the “Seller Annual Report”) and Seller’s un-audited balance sheet at June 30, 2005 and the related un-audited financial statements for the period then ending (including the notes thereto) included in its Form 6-K filed on August 23, 2005 (collectively, the “Seller Financial Statements”) have been prepared in accordance with United States generally accepted accounting principles consistently applied, present fairly the financial condition of Seller as of such date and the results of operations of Seller for such period, are correct and complete, and are consistent with the books and records of Seller. The Seller Annual Report and all reports Seller has filed with the SEC thereafter, when filed, were free of material errors and omissions, and as of the date hereof and the Closing shall continue to be free of material errors and omissions, except to the extent modified or superceded by disclosures made in this Agreement, including the Schedules hereto.

5.10.	Absence of Certain Changes or Events. Except as set forth in Schedule 5.10, in the Employee List referenced in Section 2.1 above, and/or in filings made prior to October 9, 2005 under the Securities Exchange Act of 1934, since June 30, 2005:

(a)	There has not been any material adverse change, financial or otherwise, in the business, operations, properties, assets, or condition of Seller (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of Seller;

(b)	Seller has not (i) amended its Certificate of Incorporation or bylaws, or analogous instruments; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material with respect to the Business; (iv) made any material change in its method of management, operation, or accounting with respect to the Business; (v) entered into any other material transactions with respect to the Business; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee who is or was primarily involved in the Business, other than in the ordinary course of business; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees primarily involved in the Business, other than in the ordinary course of business; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for, or with its officers, directors, or employees who are or were involved in the Business, other than in the ordinary course of business;

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(c)	Seller has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business or which could not reasonably be expected to have a material adverse effect on the Business; (ii) sold or transferred, or agreed to sell or transfer, any of the Acquired Assets, or canceled, or agreed to cancel, any material debts or claims with respect to the Business; or (iii) made or permitted any amendment or termination of any material contract, agreement, or license related to the Business to which it is a party, other than in the ordinary course of business; and

(d)	Seller has not become subject to any law or regulation which could reasonably be expected to have a Seller MAE.

5.11.	Material Contracts. Except as set forth on Schedule 5.11, there are no material contracts, agreements, franchises, license agreements, or other commitments related to the Business to which Seller is a party or by which it or any of its assets, products, technology, or properties are bound other than the exhibits to the Seller Annual Report.

5.12.	Business Conduct. Seller has conducted the Business and the related Acquired Assets in a regular and ordinary course. Seller undertakes that until the Closing Date, it will continue to conduct the Acquired Assets and the Business in a consistent manner without material change of policy or procedure and shall not act in any way that may result in a Seller MAE.

5.13.	Employees. The Seller has complied with all of its commitments and obligations towards the Hired Personnel on or prior to the Closing Date.

5.14.	Offshore Transaction. Seller is not a “U.S. Person”, as such term is defined in Regulation S under the Securities Act of 1933, its principal address is outside the United States and it has no present intention of becoming a resident of (or moving its principal place of business to) the United States. Seller hereby represents and warrants that each of the representations set forth in Schedule 5.14, which is incorporated herein by reference, is true with respect to each Seller.

5.15.	No Litigation. Seller, with respect to the Acquired Assets, (i) is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge and (ii) is not a party and, to the knowledge of Seller, is not threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Seller has no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Seller.

5.16.	Brokers. Except as set forth on Schedule 5.16 hereto, Seller has not entered into any contract with any person, firm or other entity that would obligate Seller or Buyer to pay any commission, brokerage or finders’ fee in connection with the transactions contemplated herein.

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5.17.	No Other Representations or Warranties of Buyer. Seller acknowledges that Buyer is making no, and represents that Seller is not relying on any, representations or warranties (either express or implied) other than those expressly made pursuant to this Agreement.

5.18.	Information. The information concerning Seller set forth in this Agreement and the Seller’s schedulesare and will be accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading as of the date hereof and as of the Closing Date.

6.	REPRESENTATIONS AND WARRANTIES OF THE BUYER.

Acknowledging that the Seller is relying on the representations and warranties set forth in this Section 6, Buyer hereby represent and warrant to the Seller as follows:

6.1.	Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on Buyer.

6.2.	Authorization. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Buyer’s organizational documents. The execution and delivery of this Agreement and the consummation of the transactions contemplated in this Agreement have been duly and validly authorized by Buyer and no other corporate proceedings or approvals on the part of Buyer are necessary to authorize this Agreement or any such transaction, which approval have not been obtained on or prior to the Closing. Buyer has provided Seller, prior to the Closing, with complete and correct copies of the organizational documents of Buyer in effect as to date of this Agreement.

6.3.	Enforceability. This Agreement has been duly and validly executed and delivered by Buyer and is a valid and legally binding obligation of Buyer enforceable against Buyer in accordance with its terms.

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6.4.	Non-Contravention. Neither the execution and the delivery of this Agreement, the Escrow Agreement or the Outsourcing Agreement, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court, or any stock exchange or quotation system, to which Buyer is subject or any provision of the certificate of incorporation, bylaws or analogous instruments of Buyer, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject, or, (iii) result in the imposition of any lien or other encumbrance upon any of Buyer’s assets, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or encumbrance would not reasonably be expected to have a material adverse effect on the business, operations, properties, prospects, or conditions of Buyer, taken as a whole or solely with respect to the Business, or on the ability of the parties to consummate the transactions contemplated by this Agreement (a “Buyer MAE”).

6.5.	Capitalization. Immediately prior to the Closing, Buyer’s authorized share capital shall consist of: (i) no more than 40,000,000 shares of Buyer Stock, of which no more than 25,000,000 shares will have been issued and outstanding, or will be issuable upon exercise of options and warrants that are issued outstanding, immediately prior to Closing; and (ii) 100 shares of Preferred Stock, of which no shares are issued and outstanding. Schedule 6.5 hereto constitutes the share capitalization table of Buyer on a fully diluted basis, as of the date hereof. All presently issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the pre-emptive or other rights of any person. The Share Consideration (including the Holdback Shares) will be legally issued, fully paid and non-assessable and shall not be issued in violation of the pre-emptive or other rights of any other person.

6.6.	Subsidiaries. Buyer owns the following wholly owned subsidiaries: Qualmax, Inc., iNode Corporation, Qualmax Professional Services LLC, Rent IT Telecom LLC, IP Gear, Inc. and, as of the Closing, will own a wholly-owned Israeli subsidiary (the “Israeli Subsidiary”). Buyer represents and undertakes that the Israeli Subsidiary shall have been established prior to the Closing to hold the Acquired Assets and to conduct Business, and that it shall be free and clear of any and all liabilities and encumbrances whatsoever. Buyer further undertakes, as soon as practicable following the establishment of the Israeli Subsidiary, to cause same to execute a confirmation to the effect that any and all continuing obligations and undertakings contained in this Agreement and binding the Buyer (including without limitation pursuant to Section 8 hereof), shall be, to the extent applicable, binding on and observed by the Israeli Subsidiary.

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6.7.	Financial Statements.

(a)	On or before the Closing, Buyer shall have delivered to Seller: (i) audited financial statements and notes thereto covering the fiscal year ended December 31, 2004, including income statements, balance sheets and statements of cash flow and stockholders equity and including an audit report issued by Buyer’s certified public accountants (the “Buyer Audited Financial Statements”); and (ii) un-audited financial statements and notes thereto covering the six (6) months ended June 30, 2005, including reviewed income statements, balance sheets and statements of cash flow and stockholders equity (the “Buyer Unaudited Financial Statements”). The Buyer Audited Financial Statements and the Buyer Unaudited Financial Statements are hereinafter collectively referred to as the “Buyer Financial Statements”. The Buyer Financial Statements are attached as Schedule 6.7(a) hereto.

(b)	The Buyer Audited Financial Statements have been prepared in conformity with U.S. generally accepted accounting principles consistently applied and shall be the subject of an opinion of Buyer’s certified public accountants. The Buyer Unaudited Financial Statements: (i) have been prepared in conformity with U.S. generally accepted accounting principles consistently applied; and (ii) shall be in approximate Form 10-Q format.

(c)	Buyer has no liabilities with respect to the payment of any federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties), except for taxes accrued but not yet due and payable, for which Buyer may be liable in its own right, or as a transferee of the assets of or as a successor to, any other corporation or entity.

(d)	Buyer has filed all federal, state and local income tax returns required to be filed by it from inception to the date hereof All such returns are complete and accurate in all material respects.

(e)	The books and records, financial and otherwise, of Buyer are in all material respects accurate records of the information purported to be reflected therein and have been maintained in accordance with good business and accounting practices.

(f)	No deficiency for any taxes has been proposed, asserted or assessed against Buyer. There has been no tax audit, nor has there been any notice to Buyer by any taxing authority regarding any such tax audit, or, to the knowledge of Buyer, is any such tax audit threatened with regard to any taxes or Buyer tax returns. Buyer does not expect the assessment of any additional taxes of Buyer for any period prior to the date hereof and has no knowledge of any unresolved questions concerning the liability for taxes of Buyer.

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(g)	Buyer has good and marketable title to its assets and has no material contingent liabilities, direct or indirect, matured or un-matured with respect thereof.

6.8.	Information. The information concerning Buyer set forth in this Agreement and the Buyer’s schedulesare and will be accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading as of the date hereof and as of the Closing Date.

6.9.	Options or Warrants. Except as set forth in Schedule 6.9, there are no existing options, warrants, calls, or commitments of any character relating to authorized and unissued stock of Buyer.

6.10.	Absence of Certain Changes or Events. Except as set forth in Schedule 6.10, since the date of the Buyer Financial Statements:

(a)	There has not been (i) any material adverse change, financial or otherwise, in the business, operations, properties, assets, or condition of Buyer (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of Buyer;

(b)	Buyer has not (i) amended its Certificate of Incorporation or bylaws; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of Buyer; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transactions; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for, or with its officers, directors, or employees;

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(c)	Buyer has not (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Buyer consolidated balance sheet and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, property, or rights (except assets, property, or rights not used or useful in its business which, in the aggregate have a value of less than $50,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $50,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party, other than in the ordinary course of business, if such amendment or termination is material, considering the business of Buyer; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and un-issued or held as treasury stock), except in connection with this Agreement; and

(d)	Buyer has not become subject to any law or regulation which could reasonably be expected to have a Buyer MAE.

6.11.	Title and Related Matters. Buyer has good and marketable title to all of its properties, interest in properties, and assets, real and personal, which are reflected in the Buyer Financial Statements or acquired after the date of such Buyer Financial Statements (except properties, interest in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except:

(a)	statutory liens or claims not yet delinquent;

(b)	such imperfections of title and easements as would not reasonably be expected to have a Buyer MAE; and

(c)	as described in Schedule 6.11 attached hereto.

6.12.	Litigation and Proceedings. There are no actions, suits, or proceedings pending or, to the knowledge of Buyer, threatened by or against or affecting Buyer, or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

6.13.	Contracts. Schedule 6.13 sets forth a list of all material contracts, agreements, franchises, license agreements, or other commitments to which Buyer is a party or by which it or any of its assets, products, technology, or properties are bound, specifically including any such contracts, agreement or arrangements referred to in Section 6.13 hereof.

6.14.	Governmental Authorizations. Buyer has all licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body, or any stock exchange or quotation system, is required in connection with the execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby.

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6.15.	Compliance With Laws and Regulations. Buyer has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof, and with all applicable rules of any stock exchange or quotation system, except to the extent that noncompliance would not reasonably be expected to result in a Buyer MAE.

6.16.	Insurance.

(a)	Schedule 6.16 hereto lists all of the insurance policies currently maintained by the Buyer (the “Insurance Policies”). All the Insurance Policies are in full force and effect, all premiums due and payable thereunder have been paid, and no notice of cancellation or termination has been received with respect to any such policy. The Insurance Policies are valid, outstanding and enforceable in accordance with their terms and will remain in full force and effect through the Closing.

(b)	Buyer believes that the coverage provided by the Insurance Policies is reasonable and appropriate for a company in Buyer’s position.

(c)	There are currently no claims pending under any Insurance Policies. There is no threatened termination of any such Insurance Policies. The Buyer has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it carried insurance since its incorporation.

6.17.	Continuity of Business Enterprises. Buyer has no commitment or present intention to liquidate Buyer or sell or otherwise dispose of a material portion of its business or assets (other than sale of products in the ordinary course of business) following the consummation of the transactions contemplated hereby.

6.18.	Brokers. Except as set forth on the Schedule 6.18 hereto, Buyer has not entered into any contract with any person, firm or other entity that would obligate Seller or Buyer to pay any commission, brokerage or finders’ fee in connection with the transactions contemplated herein.

6.19.	No Other Representations or Warranties of Seller. Buyer acknowledges that Seller is making no, and represents that Buyer is not relying on any, representations or warranties (either express or implied) other than those expressly made pursuant to this Agreement.

6.20.	Buyer shall cause the Buyer’s schedules attached hereto and the instruments and data delivered to Seller hereunder to be updated after the date hereof up to and including the Closing Date.

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7.	REGISTRATION; LOCK-UP.

7.1.	As soon as practicable following the Closing, and in no event later than six (6) months following the closing of the Bench Transaction Agreement, Buyer shall file a registration statement with respect to the Buyer Stock on Form 10, Form 10-SB or any successor form with the SEC (the “Registration Statement”).

7.2.	Buyer shall grant to Seller piggy-back registration rights with respect to (a) the Share Consideration, including any Holdback Shares issued and/or transferred to Seller pursuant to this Agreement, and (b) any Additional Buyer Stock actually issued by Buyer to Seller pursuant to this Agreement (collectively, (a) and (b) shall be referred to as the “Registerable Securities”), all in accordance with the Registration Rights Agreement to be executed by the parties hereto on or prior to the Closing, such that if Buyer undertakes to register the resale of shares of Buyer Stock held by any affiliates of Buyer, Buyer must allow Seller to have a pro rata amount of Registrable Securities included in such registration statement. Said registration rights shall also apply to any bonus shares and/or rights offerings and/or similar distributions made by Buyer with respect to the Registerable Securities.

8.	RESTRICTIVE PROVISIONS.

Until the earlier of (a) such time as all Registerable Securities may be sold by non-affiliates of Seller immediately without registration under the Securities Act and without volume restrictions pursuant to Rule 144(k); and (b) such time as Seller ceases to hold at least thirty percent (30%) of the Buyer Stock issued to Buyer pursuant to this Agreement (adjusted for any stock splits, combinations or the like), Buyer shall not make any payment to, or sell, lease, transfer, license or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any affiliate of Buyer other than its wholly-owned subsidiaries (each of the foregoing, an “Affiliate Transaction”) without Seller’s prior written consent, unless (i) such Affiliate Transaction is on terms that are not materially less favorable to Buyer than those that could have been obtained in a comparable transaction by Buyer with an unrelated person or (ii) such Affiliate Transaction has been approved by a majority of the independent members of Buyer’s Board of Directors. Notwithstanding anything to the contrary herein, this Section 8 shall not prohibit: (x) any reasonable employment agreement between Buyer and an executive officer of Buyer that is approved (1) by a majority of the Board of Directors or (2) if such executive officer is a director, by a majority of the Board of Directors excluding such executive officer; (y) any reasonable employment agreement or other compensation plan or arrangement paid or made available to officers or employees of Buyer for services actually rendered or to be rendered and entered into by Buyer in the ordinary course of business and consistent with past practice; or (z) any transaction described on Schedule 8.

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9.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS.

The obligation of the Buyer to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by the Buyer):

9.1.	Representations and Warranties True at Closing. The representations and warranties made by Seller in or pursuant to this Agreement shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

9.2.	Compliance with Agreement. The Seller shall have performed and complied with all of its obligations and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

9.3.	No Material Adverse Change. The Acquired Assets shall remain intact and in the same operating condition and repair as of the date hereof and no material adverse change shall have been incurred, in the reasonable judgment of Buyer, with respect thereof since the date hereof.

9.4.	No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction, which prohibits the consummation of any of the transactions contemplated by this Agreement.

9.5.	Employment Agreements. Each of the Hired Personnel shall have executed and delivered to the Buyer an employment or consultancy agreement in forms acceptable to Buyer.

9.6.	Escrow Agreement. Seller and Escrow Agent shall have executed and delivered the Escrow Agreement.

9.7.	Consents of Third Parties. The Seller shall have obtained any third party consents, waivers, undertakings and agreements required in connection with the transactions contemplated hereby, as evidenced in documents to the satisfaction of the Buyer and the Buyer’s counsel.

9.8.	Government Approvals. Buyer shall have received any required governmental approvals with regard to the consummation of the transactions contemplated under this Agreement.

9.9.	Due Diligence Review. Buyer’s legal, financial and technical due diligence review of the Business and the Acquired Assets shall have been completed, with the results of such review being to the sole and complete satisfaction of Buyer.

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9.10.	Notices to NASDAQ the TASE and the ISA. The Seller shall have made all required filings of notices with NASDAQ, the Tel Aviv Stock Exchange and the Israel Securities Authority, if any, and has received no notice that could reasonably be expected to have a Seller MAE.

9.11.	Bridge Financing. Buyer shall have obtained a bridge financing in an amount of no less than $1,000,000 upon commercially reasonable terms for such an instrument.

10.	CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS.

The obligation of the Seller to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (to the extent noncompliance is not waived in writing by the Seller):

10.1.	Representations and Warranties True at Closing. The representations and warranties made by the Buyer in this Agreement shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

10.2.	Compliance with Agreement. The Buyer shall have performed and complied with all of its obligations and covenants under this Agreement that are to be performed or complied with by it at or prior to the Closing.

10.3.	No Material Adverse Change. From the date hereof until the Closing, there will have been no material adverse change in the financial or business condition of the Buyer, in the reasonable judgment of the Seller.

10.4.	No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction, which prohibits the consummation of any of the transactions contemplated by this Agreement.

10.5.	Good Standing. Buyer shall have received a certificate of good standing from the Secretary of State of the State of Delaware or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that Buyer is in good standing as a corporation in the State of Delaware and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

10.6.	Stockholders Register. The Buyer shall have delivered to Seller a certified copy of the Buyer’s Stockholders Register. Promptly after the Closing, the Buyer shall make all adjustments to its Stockholders Register as may be necessary to reflect the issuance of the Share Consideration (including the Holdback Shares) and shall deliver a certified copy of such Stockholders Register, as so adjusted, to the Seller.

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10.7.	Closing of the Bench Transaction Agreement. Buyer shall have consummated the closing of the Bench Transaction Agreement in accordance with its terms, and the merged company shall assume in writing all of Buyer’s undertakings hereunder. Furthermore, the price per share of Buyer Stock sold in the Offering (as defined in the Bench Transaction Agreement), and the exchange price per share of Buyer Stock in Buyer’s proposed transaction pursuant to an Agreement and Plan of Share Exchange to be entered into with World Wide Pin Payment, Inc. (if consummated), shall have been at least $1.50.

10.8.	Consents of Third Parties. The Buyer shall have obtained all third party consents, waivers, undertakings and agreements, including without limitation all consents necessary from Buyer’s lenders, creditors, vendors and lessors under contracts set forth in Schedule 6.13 attached hereto, required in connection with the transactions contemplated hereby, as evidenced in documents to the satisfaction of the Seller and the Seller’s counsel.

10.9.	Government Approvals. Seller shall have received all required governmental approvals with regard to the consummation of the transactions contemplated under this Agreement.

10.10.	Opinion of Counsel. Kramer Levin Naftalis & Frankel LLP, counsel to Buyer, shall have delivered to the Seller a written opinion, addressed to the Seller and dated as of the Closing Date, substantially in the form of Schedule 10.10 attached hereto.

10.11.	Employment Agreements. Each of the Hired Personnel shall have executed and delivered to the Seller a release from any rights or demands in connection with their employment with the Seller or the termination thereof, in substantially the form of Schedule 10.11 attached hereto.

10.12.	Registration Rights Agreement. The Buyer shall have delivered to Seller a duly executed Registration Rights Agreement, substantially in the form of Exhibit D attached hereto.

10.13.	Due Diligence Review. Seller’s due diligence review of the Buyer shall have been completed, with the results of such review being to the sole and complete satisfaction of Seller.

10.14.	Bridge Financing. Buyer shall have obtained a bridge financing in an amount of no less than $1,000,000 upon commercially reasonable terms for such an instrument.

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11.	CONFIDENTIALITY.

11.1.	Confidential Information. The Parties acknowledge that each Party (in such capacity, the “Receiving Party”) may have access to or have disclosed to it or to its affiliates and their respective officers, directors, employees, agents and shareholders information relating to the other Party (in such capacity, the “Disclosing Party”), its affiliates or its or their business, clients and/or potential clients which is of a confidential nature (“Confidential Information”). Confidential Information shall include, but not be limited to, methods, processes, formulae, compositions, systems, techniques, machines, computer programs, electronic data, research projects, story research, potential story topics, business memos, customer and contact lists, pricing data, sources of supply, financial data and marketing, production or merchandising systems or plans. Confidential Information may be designated or marked as proprietary or confidential by the Disclosing Party, but the absence of such designation or marking shall not support a conclusion that the information does not comprise Confidential Information.

11.1.1.	The Receiving Party shall at all times keep documents or other materials containing Confidential Information in a secure place, shall not use the Confidential Information for any purpose other than the evaluation of the transactions contemplated by this Agreement, except as otherwise agreed to in a writing signed by the Disclosing Party, and shall not disclose any of the Confidential Information in any manner whatsoever, in whole or in part, to any Person for any reason or purpose whatsoever except (i) if the Receiving Party is required by a court of competent jurisdiction to so disclose after notice has been given to the Disclosing Party and the Disclosing Party has had an opportunity to oppose such disclosure or seek a protective order to the extent practicable, (ii) to employees and representatives of the Receiving Party who need to know such information in connection with Seller’s acquisition of Buyer Stock and Buyer’s acquisition of the Acquired Assets pursuant to this Agreement and with the other transactions contemplated hereby (“Necessary Agents”) provided that Receiving Party shall inform each such Necessary Agent of the confidential nature of such information, obtain their agreement (the “Necessary Agent Confidentiality Agreement”) to hold all Confidential Information in strict confidence and not to use it for any purpose other than as permitted hereunder and ensure the performance by each Necessary Agent of such Necessary Agent Confidentiality Agreement.

11.1.2.	Notwithstanding anything in this Agreement to the contrary, the term “Confidential Information” does not include information that: (1) is generally known to the public other than as a result of the breach by Receiving Party or its affiliates or any of their respective officers, directors, employees, agents and shareholders of an obligation of confidentiality to Disclosing Party, (2) was known by Receiving Party (as evidenced by written records) prior to its receipt by the Holder from Disclosing Party, (3) was disclosed to Receiving Party by a third party under no obligation of confidence, (4) was developed by Receiving Party independently of any disclosure made by Disclosing Party to Receiving Party, provided, that Receiving Party shall have the burden of showing that such Confidential Information was developed independently of any disclosure by Disclosing Party.

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11.2.	Publicity.Except as required by law, regulation or stock exchange, or as may be required to enforce its rights under this Agreement, each of the parties shall (a) keep the material terms of this Agreement confidential and (b) obtain the prior written consent of the other Party to any public announcement relating to the transactions contemplated by this Agreement, including the text and the exact timing of any such announcement. Each party acknowledges that the other party may likely be required publicly to describe and to file a copy of this Agreement as an exhibit to its Securities Act filings (including, with respect to the Buyer, the Registration Statement) and to reports it files under the Exchange Act.

12.	REPORTS.

The Buyer undertakes to provide Seller with: (i) audited, US dollar-denominated annual financial statements, according to the US GAAP, within ninety (90) days after the end of each fiscal year; (ii) unaudited, US dollar-denominated quarterly financial statements, according to the US GAAP, within forty-five (45) days of the end of each fiscal quarter; and (iii) promptly following Seller’s written request, such other information or consents as may be required to allow Seller to comply with any applicable rule or regulation, in the United States and Israel, including without limitation, rules of the SEC, Nasdaq, the Israeli Securities Authority and the Tel-Aviv Stock Exchange.

13.	INDEMNIFICATION.

Subject to the provisions hereof, Buyer and Seller each agree (in such capacity, the “Indemnifying Party”) fully to indemnify and hold harmless, the other Party and its affiliates and their respective shareholders, directors, officers and agents (in such capacities, collectively, the “Indemnified Party”), effective as and from the date hereunder, from and against all claims, losses, liabilities and expenses which may be made or brought against the Indemnified Party or which it may suffer or incur, directly or indirectly as a result of or in connection with: (i) any material breach of this Agreement on the part of the Indemnifying Party; or (ii) any material misstatement or omission contained in any representation or warranty of the Indemnifying Party made in this Agreement (including its Schedules), and such indemnity shall include reasonable legal fees and expenses in connection with any action or proceeding against the Indemnifying Party. It is hereby agreed that the indemnification obligations under this Section 13 shall remain in effect for a period of thirty six (36) months following the Closing.

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14.	TERMINATION.

14.1.	The Seller and the Buyer will use their reasonable best efforts to effect the Closing and to cause the conditions to the other Party’s obligations to close to be timely satisfied. Unless otherwise agreed in writing by the parties, this Agreement may be terminated at any time prior to the Closing Date by either the Buyer or the Seller in writing, without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement) if one or more of the conditions to the terminating party’s obligation to effect the Closing hereunder is not fully satisfied within forty-five (45) days from the date hereof. If either Seller or Buyer is in breach of the first sentence of this Section 14.1, then the other may terminate this Agreement no fewer than fifteen (15) days after providing a Termination Notice (as defined below) to the breaching party; provided that the breaching party has not cured such breach and caused all closing conditions identified in the Termination Notice to be satisfied prior to the expiration of such fifteen (15) day period. “Termination Notice” shall mean a written notice which specifies: (i) which closing conditions remain unsatisfied that are not waived (the “Outstanding Conditions”) (it being agreed that any conditions not identified in the Termination Notice shall be deemed waived); (ii) the date (which must be no fewer than fifteen (15) days after the Termination Notice is delivered) as of which this Agreement shall be terminated if the Outstanding Conditions are not satisfied prior thereto.

14.2.	In the event that this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 14.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 11.1 regarding confidentiality; (ii) Section 11.2 regarding publicity; and (iii) this Section 14. Nothing in this Section 14 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement.

15.	GENERAL.

15.1.	Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement or otherwise made in writing in relation to, or in connection with, the transactions contemplated hereby shall survive the Closing Date and the consummation of the transactions contemplated herein.

15.2.	Brokers. Except as set forth in Schedules 5.16 or 6.18 hereto, Buyer and Seller agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution, or consummation of this Agreement. Buyer and Seller each agree to indemnify the other against any claim by any third person for any commission, brokerage, or finders’ fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

15.3.	Expenses and Taxes. Each party shall bear its own legal fees and any other fees incurred by it in connection with the transaction hereunder, including in connection with the negotiations, due diligence and preparation of this Agreement. Buyer and Seller shall bear all of their respective taxes in connection with this Agreement and the transactions contemplated hereunder.

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15.4.	Notices. All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified or registered mail, return receipt requested, postage prepaid, or if sent by overnight courier, or sent by written telecommunication with confirmation of receipt, as follows:

If to the Seller, to:

B.O.S. Better Online Solutions Ltd. Beit Rabin, Teradyon Industrial Park, Misgav Facsimile: 972-4-999-0334 Attn: Adiv Baruch, CEO and Nehemia Kaufman, CFO

with a copy sent contemporaneously to:

Amit, Pollak, Matalon, & Ben-Naftali, Erez &Co. NYP Tower – 19th Floor 17 Yitzhak Sadeh Street Tel Aviv, 67775, Israel Facsimile: 972-3-5613620 Attn: Shlomo Landress, Adv.

If to the Buyer, to:

Qualmax, Inc. 340 West Fifth Avenue Eugene, Oregon 97401 Facsimile: (541) 683-4009 Attn: Mr. M. David Kamrat

with a copy sent contemporaneously to:

Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036 Facsimile: (212) 715-8000 Attn: Scott S. Rosenblum, Esq.

Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by reputable courier, the date of delivery by such courier, and (c) if sent by facsimile, when transmitted with written confirmation of transmission having been received, and if delivery or transmission is not made on a business day, on the immediately following business day.

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15.5.	Entire Agreement. This Agreement (including the Exhibits and Schedules hereof), together with the Escrow Agreement and the Outsourcing Agreement, contain the entire understanding of the parties, supersede all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by both of the parties hereto.

15.6.	Governing Law; Venue. This Agreement shall be deemed to have been executed and delivered in the State of New York, and the validity, enforcement and construction hereof shall be governed in all respects by the internal laws (without regard to principles of conflicts of law) of the State of New York. Any legal action or proceeding arising under or in relation to this Agreement shall be brought exclusively in a federal or state court of competent jurisdiction within the State and County of New York. In addition, each of the undersigned parties consents and agrees that any court in which such legal action or proceeding is commenced may exercise jurisdiction over his, her or its person for purposes of enforcing the terms of this Agreement and agrees not to assert that venue in New York is inappropriate or inconvenient.

15.7.	Sections and Section Headings. The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

15.8.	Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other party hereto.

15.9.	Severability. In the event that any covenant, condition, or other provision herein contained is held to be invalid, void, or illegal by any court of competent jurisdiction, the same shall be deemed to be severable from the remainder of this Agreement and shall in no way affect, impair, or invalidate any other covenant, condition, or other provision contained herein.

15.10.	Further Assurances. The parties agree, without any additional consideration, to take such reasonable steps and execute such other and further documents as may be necessary or appropriate to cause the terms and conditions contained herein to be carried into effect.

15.11.	NEITHER PARTY OR ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES UNDER THIS AGREEMENT FOR OR IN RESPECT OF ANY PUNITIVE, SPECIAL, INDIRECT, EXEMPLARY INCIDENTAL OR CONSEQUENTIAL LOSS OR DAMAGES (INCLUDING BUT NOT LIMITED TO LOST PROFITS) OF ANY KIND WHATSOEVER, WHETHER BASED UPON THEORIES OF CONTRACT, NEGLIGENCE, TORT OR OTHERWISE, AND EVEN IF SUCH PARTY KNEW OF THE POSSIBILITY OR LIKELIHOOD OF THE POTENTIAL FOR SUCH DAMAGES.

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15.12.	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(remainder of the page is left intentionally blank)

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        IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered as of the date and year first above written.

QUALMAX, INC. By: ————————————————— Name: __________________________ Title: ___________________________

B.O.S. BETTER ONLINE SOLUTIONS LTD. By: ————————————————— Name: Adiv Baruch Nehemia Kaufman Title: CEO CFO

List of Exhibits and Schedules

[omitted]

Exhibit / Schedule	Title
Exhibit A	Acquired Assets
Exhibit B	Form of Outsourcing Agreement
Exhibit C	The Bench Transaction Agreement
Exhibit D	Form of Escrow Agreement

Schedule 1.2(i)	Encumbrances on Acquired Assets
Schedule 1.2(ii)	OCS Transfer of Rights Form
Schedule 1.2(iii)	OCS Undertaking Form
Schedule 1.4	Schedule of Payments - Qualmax & BOS
Schedule 5.4	Non-Acquired Assets used in the Business
Schedule 5.10	Absence of Changes - BOS
Schedule 5.11	BOS Material Contracts Related to the Business
Schedule 5.14	Supplemental Regulation S Representations and Warranties
Schedule 5.16	BOS Brokers
Schedule 6.5	Buyer Capitalization Table
Schedule 6.7(a)	Qualmax Financial Statements
Schedule 6.9	Qualmax Options and Warrants
Schedule 6.10	Absence of Changes - Qualmax
Schedule 6.11	Encumbrances on Assets - Qualmax
Schedule 6.13	Qualmax Material Contracts
Schedule 6.16	Qualmax Insurance Policies
Schedule 6.18	Qualmax Brokers
Schedule 8	Permitted Affiliate Transactions
Schedule 10.10	Opinion of Counsel to Qualmax
Schedule 10.11	Employee Release

AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

        AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT (this “Amendment”), dated as of November 2, 2005 by and among Qualmax, Inc., an Oregon corporation (“Buyer”), BOScom Ltd., an Israeli company having its address at Beit Rabin, Teradyon Industrial Park, Misgav 20179 (“BOScom”) and B.O.S. Better Online Solutions Ltd., an Israeli company having its address at Beit Rabin, Teradyon Industrial Park, Misgav 20179 (“BOS” and, together with BOScom, “Seller”). Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Asset Purchase Agreement, dated as of October 26, 2005, by and among Buyer, BOScom and BOS (the “Agreement”).

        WHEREAS, Buyer has entered into a letter agreement with Bench providing, inter allia, that, in connection with the Share Exchange, Bench would issue between 500,000 and 1,000,000 additional shares of Buyer Stock (the “Delay Shares”) to Buyer’s former shareholders;

        WHEREAS, Buyer has caused Bench Group, Inc. to circulate a Supplement to Confidential Private Placement Memorandum, dated November 2, 2005 (the “PPM Supplement”); and

        WHEREAS, the parties desire to revise the terms of the Agreement in accordance with this Amendment in order to revise and clarify certain matters relating thereto.

        NOW THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending legally to be bound, the parties hereto hereby agree as follows:

    1.        Section 3.1.1 of the Agreement is hereby amended in its entirety to read as follows:

3.1.1.	Share Consideration. At the Closing, Buyer shall issue Seller 4,131,579 shares of Common Stock, par value $0.001 each (the “Buyer Stock”), of Bench Group, Inc. post the closing of the Bench Transaction Agreement (as defined below), and, as soon as practicable following the termination of the Offering (as defined in the Bench Transaction Agreement), Buyer shall issue Seller an additional number of shares of Buyer Stock equal to 4,000,000 multiplied by a fraction, the numerator of which is the difference of (x) the sum of 15,200,000 and the number of Delay Shares issued minus (y) 15,700,000, and the denominator of which is 15,200,000. Such payments by way of issuance of shares of Buyer Stock to Seller shall be referred to herein as the “Share Consideration.”

In this Agreement, the “Bench Transaction Agreement” means the Agreement and Plan of Share Exchange between Buyer and Bench Group, Inc., dated June 24, 2005, as amended on July 15, 2005 and which is attached hereto as Exhibit C, and as further amended by the letter agreement between Buyer and Bench Group, Inc., dated as of October 28, 2005, a copy of which is attached hereto as Exhibit E.

    2.        The Agreement is hereby amended by adding Exhibit E to this Amendment as Exhibit E thereto.

    3.        The first sentence of Section 3.2.1 of the Agreement is hereby amended in its entirety to read as follows:

3.2.1.	One quarter of the shares of Buyer Stock constituting Share Consideration (the “Holdback Shares”) shall be delivered to Kramer Levin Naftalis & Frankel LLP (the “Escrow Agent”) pursuant to the terms and conditions of the Escrow Agreement attached as Exhibit D hereto (the “Escrow Agreement”).

    4.        Section 3.2.3 of the Agreement is hereby amended in its entirety to read as follows:

3.2.3	In the event that during the full four (4) consecutive quarters following the Closing Date (the “Escrow Period”) the financial statements of Buyer reflect gross sales, as defined according to US GAAP, related to the Business, as reflected in Buyer’s consolidated financial statements and without including revenues from Qualmax’s other businesses (the “Business Revenues”), equal, in aggregate, to Six Million US Dollars (US$ 6,000,000) or more (a “Triggering Event”), then the Holdback Shares (including any Distributions related thereto) shall be transferred by the Escrow Agent to the Seller in accordance with the provisions of the Escrow Agreement. In the event that Business Revenues during the Escrow Period amount to less than US$4,000,000 the Buyer shall be entitled to receive all of the Holdback Shares from the Escrow Agent. For every $100,000 deficit in Business Revenues below $6,000,000, five percent (5%) of the Holdback Shares shall be transferred by the Escrow Agent to the Buyer and the remainder of the Holdback Shares shall be transferred by the Escrow Agent to the Seller.

    5.        Section 6.5 of the Agreement is hereby amended to delete “25,000,000 shares” and to replace it with “26,500,000 shares.” Schedules 6.5 and 6.9 to the Agreement are hereby amended in their entirety to read as set forth in Schedules 6.5 and 6.9 attached to this Amendment.

    6.        Section 10.7 of the Agreement is hereby amended to delete “$1.50” at the end thereof and to replace it with the following:

$1.4522253, if only 500,000 Delay Shares are issued, and such minimum per share price shall be reduced, on a pro rata basis, to a minimum of $1.4074074, if and to the extent that any additional Delay Shares (up to 500,000 additional Delay Shares) are issued.

    7.        Except as amended hereby, the Agreement shall continue in full force and effect, and each party hereto hereby confirms its agreement to the Agreement as amended by this Amendment.

    8.        This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

[Signature page follows immediately]

        IN WITNESS WHEREOF, the parties hereto have executed, or have caused this Amendment to be executed by their respective duly authorized officers, as of the date first above-written.

QUALMAX, INC. By: ————————————————— Name: __________________________ Title: ___________________________

BOSCOM LTD. By: ————————————————— Name: __________________________ Title: ___________________________

B.O.S. BETTER ONLINE SOLUTIONS LTD. By: ————————————————— Name: Adiv Baruch Nehemia Kaufman Title: CEO CFO

[Exhibits and schedules omitted]

AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT

        AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT (this “Amendment”), dated as of December 31, 2005 by and among Qualmax, Inc., a Delaware corporation f/k/a Bench Group, Inc. and the successor by merger to Qualmax, Inc., an Oregon corporation (“Qualmax”), Qualmax Ltd., an Israeli company and a wholly owned subsidiary of Qualmax (“Qualmax Sub” and, together with Qualmax, “Buyer”), BOScom Ltd., an Israeli company having its address at Beit Rabin, Teradyon Industrial Park, Misgav 20179 (“BOScom”), B.O.S. Better Online Solutions Ltd., an Israeli company having its address at Beit Rabin, Teradyon Industrial Park, Misgav 20179 (“BOS”) and Quasar Telecom (2004) Ltd., an Israeli company and a wholly owned subsidiary of BOS (“Quasar” and, together with BOScom and BOS, “Seller”). Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Asset Purchase Agreement, dated as of October 26, 2005, by and among Qualmax, BOScom and BOS, as amended by Amendment No. 1 thereto, dated as of November 2, 2005 (collectively, the “Agreement”).

        WHEREAS, the parties, in the interest of reaching a Closing, desire to amend the Agreement in accordance with this Amendment.

        NOW THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending legally to be bound, the parties hereto hereby agree as follows:

    1.        Each of Qualmax Sub and Quasar is hereby joined as a party to the Agreement. Qualmax Sub hereby agrees to be bound by the Agreement in its capacity as Buyer thereunder. Quasar hereby agrees to be bound by the Agreement in its capacity as Seller thereunder.

    2.        Section 1.1 of the Agreement is hereby amended in its entirety to read as follows:

1.1	Acquired Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing referred to in Section 4 hereof, Seller shall sell, assign, transfer and deliver to Qualmax Sub, and Qualmax Sub shall purchase, acquire and take assignment and delivery of, all of the assets and rights of Seller relating to, or used in connection with, the Business, including without limitation, the Business IP (as defined below), except for those expressly set forth on Schedule 5.4 (all of which assets and rights are hereinafter referred to collectively as the “Acquired Assets”). The Acquired Assets shall include, without limitation, those assets set forth on Exhibit A attached hereto.

    3.        Section 1.2(a) of the Agreement is hereby amended in its entirety to read as follows:

1.2.	(a)	Seller represents and warrants to Buyer that, upon Buyer’s purchase of the Acquired Assets in accordance with this Agreement, Buyer will take the Acquired Assets free and clear of all encumbrances or rights and claims of any third party, except for the obligation to pay royalties to the Office of the Chief Scientist of the Israeli Ministry of Trade, Industry and Labor (the “OCS”). The amounts paid to date and the amounts remaining outstanding as royalties by Seller to the OCS and, subject to Section 8A.6 hereof, to which Buyer will become obligated pursuant to this Agreement as of the Closing, are set forth on Schedule 1.2(i).

    4.        Section 2.2 of the Agreement is hereby amended in its entirety to read as follows:

2.2	A list specifying the Employees whom Buyer is interested in employing or retaining as consultants (at Buyer’s sole discretion) following the Closing, and who, based on Seller’s representation to the Buyer, are interested in being retained by Buyer and have informally accepted its offer for employment or consulting engagement is attached hereto as Schedule 2.2, and such persons listed are referred to herein as the “Hired Personnel”.

    5.        Section 2.3 of the Agreement is hereby amended in its entirety to read as follows:

2.3	Seller undertakes to retain all Hired Personnel until thirty (30) days following the Closing Date (the “Hirng Date”), on which date such Hired Personnel shall begin to be employed or retained by Buyer on terms substantially similar to the terms enjoyed by such persons prior to the Closing Date. During the period between the Closing Date and the Hiring Date, the Hired Personnel shall provide services to Buyer, and Buyer shall compensate Seller for the use of such employee’s services, all as set forth more fully in the Outsourcing Agreement.

    6.        Sections 2.4 and 2.5 of the Agreement are hereby amended by deleting all references to “Closing Date” contained therein and replacing such references with “Hiring Date.”

    7.        The first paragraph of Section 3.1.1 of the Agreement is hereby amended to read as follows:

3.1.1.	Share Consideration. At the Closing, Buyer shall issue to BOS 3,195,725 shares of Common Stock, par value $0.001 each (the “Buyer Stock”), of Qualmax. Such payment by way of issuance of shares of Buyer Stock to BOS, together with any Earn-Out Shares (as defined below) issued to BOS pursuant to Section 3.2 hereof, shall be referred to herein as the “Share Consideration.”

    8.        The agreement is hereby amended by deleting the ultimate sentence of Section 3.1.2 and replacing it with the following new sentences:

Notwithstanding anything to the contrary in the Agreement, to the extent that any Value Added Tax (“VAT”) is imposed upon Buyer with respect to the transactions contemplated by the Agreement, then, at least five (5) business days prior to the date on which such VAT payment is due, Seller shall advance (each, a “BOS VAT Advance”) the amount of such VAT liability to Buyer. Buyer hereby (i) assigns to Seller any of Buyer’s right to a refund of any VAT for which, and to the extent that, Seller has made a BOS VAT Advance with respect thereto, or (ii) undertakes to transfer to Seller, immediately upon receipt, any and all sums it receives as a refund from the VAT authorities hereunder. The parties expressly agree, that the value of the Share Consideration is $4,569,887, being the product of 3,195,725 shares multiplied by $1.43, which is the value of each share.

    9.        Section 3.2 of the Agreement is hereby amended in its entirety to read as follows:

3.2	Earn-Out Shares.

3.2.1	In the event that during the full four (4) consecutive quarters following the Closing Date (the “Earn-Out Period”), the financial statements of Buyer reflect gross sales, as defined according to US GAAP, related to sales generated solely by the sales force of the Business as existing on the Closing Date (the “Business Revenues”), equal, in aggregate, to Six Million US Dollars (US$ 6,000,000) or more (a “Triggering Event”), then Qualmax shall issue to BOS 1,065,242 shares of Buyer Stock. If Business Revenues during such full four (4) quarters equal less than US$6,000,000 but greater than US$4,000,000, then for every $100,000 or portion thereof that Business Revenues exceed $4,000,000, Qualmax shall issue 53,262 shares of Buyer Stock to BOS. Shares of Buyer Stock issued pursuant to this Section 3.2.1 shall be referred to herein as “Earn-Out Shares.”

3.2.2	Business Operation. Following the Closing and until the end of the Earn-Out Period, Buyer shall operate the Business consistent with Seller’s past practices and a reasonable business plan, and shall not take any action that would reasonably be expected to cause the non-occurrence of a Triggering Event. Upon any material breach by Buyer of the immediately preceding sentence (a “Voiding Action”), Seller shall be entitled to have all of the Earn-Out Shares issued to BOS.

3.2.3	Reports. During the Earn-Out Period, for so long as any royalty payments are due hereunder and for a period of six (6) months thereafter, Buyer shall provide Seller with quarterly reports certified by Buyer’s Chief Financial Officer, covering Qualmax Sub’s activities with respect to the Business for the respective quarter, including financial statements, new customers, status of all current customers, license fees received and such other information as is reasonably necessary to determine: (a) for so long as any royalty payments are due hereunder, the amount of gross sales (defined by US GAAP) received by Buyer on sales generated by the Royalty Base Business during such quarter; and (b) during the Earn-Out Period, the amount of Business Revenues generated during such quarter.

3.2.4.	Auditing and Inspection Rights. During the Earn-Out Period and for a period of six (6) months thereafter, Seller shall be entitled to review and audit Buyer’s books and records with respect to the Business Revenues, provided that such audit shall be conducted by an independent auditor at Seller’s expense; provided, however, that if such audit reveals that Buyer had understated Business Revenues (without subsequently correcting its calculation thereof) by more than ten percent (10%), then Buyer shall pay for the reasonable expenses of such audit. Seller shall be entitled to exercise its audit rights under this Section 3.2.4 every six (6) months, upon notice of seven (7) business days to Buyer. Any audit pursuant to this Section 3.2.4 shall be conducted during Buyer’s normal business hours so as not to unreasonably interfere with Buyer’s business activities.

    10.        Subsection 4.2(c) of the Agreement is hereby amended in its entirety to read as follows:

(c)	Buyer shall provide the Seller with a validly executed share certificate covering the Share Consideration (other than any Earn-Out Shares), issued in the name of the Seller;

    11.        Subsection 4.2(d) of the Agreement is hereby amended in its entirety to read as follows:

(d)	[Reserved]

    12.        Subsection 4.2(e) of the Agreement is hereby amended in its entirety to read as follows:

(e)	Buyer shall provide the Seller with true and correct copies of resolutions of Buyer’s Board of Directors approving the transaction contemplated hereby, the issuance of the Share Consideration (including the Earn-Out Shares) and the payment of the Royalty Consideration and the potential issuance of Additional Buyer Stock.

    13.        Subsection 4.2(f) is hereby amended in its entirety to read as follows:

(f)	[Reserved]

    14.        Section 5.4 of the Agreement is hereby amended in its entirety to read as follows:

5.4	Acquired Assets. Seller is the owner of and has good and marketable title to all of the Acquired Assets, free and clear of all encumbrances or rights and claims of any third party (except for the OCS, to the extent set forth on Schedule 1.2(i)hereto) or restrictions on transfer. To the best of Seller’s knowledge: (i) no claims were made or threatened in relation to the Acquired Assets; (ii) the Acquired Assets do not breach or infringe on any third party’s rights; and (iii) the Acquired Assets are in operable condition and repair. Except as set forth on Schedule 5.4, the Acquired Assets constitute all of the assets that Seller currently uses in, or that are necessary for the conduct of, the Business.

    15.        Section 5.6 of the Agreement is hereby amended in its entirety to read as follows:

5.6	Except as would not have a material adverse effect, Seller has all licenses (including, without limitation, encryption licenses), franchises, permits, and other government authorizations that are legally required to enable it to conduct the Business and related operations in all material respects as such Business and operations are conducted as of the Closing date, and to use, occupy and own all of the Acquired Assets in all material respects as such Acquired Assets are currently used, occupied and owned as of the Closing date. Copies of all such licenses, franchises, permits and other governmental authorizations have been delivered to Buyer and its counsel. Except for (a) compliance with federal and state securities or corporation laws, and (b) obtaining the approval of the OCS and as provided for in this Agreement, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body, or any stock exchange or quotation system, is required in connection with the execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby.

    16.        Section 5.9 of the Agreement is hereby amended by replacing the last sentence thereof with the following new sentence:

The Seller Annual Report and all reports Seller has filed with the SEC thereafter, when filed, were free of material errors and omissions, except to the extent modified or superceded by subsequent filings and/or by disclosures made in this Agreement, including the Schedules hereto.

    17.        The following is hereby added at the end of Section 5.11 of the Agreement:

Each material contract listed in said Schedule 5.11, is in full force and effect. Neither Seller nor, to Seller’s knowledge, any other party to such material contract, is in breach of any such material contract.

    18.        Section 5.15 of the Agreement is hereby amended in its entirety to read as follows:

5.15	No Litigation. Except for a lawsuit instigated by BOSaNova Eurl against BOS, Qualmax, and Media Partners International before the Trade Tribunal at Nanterre (France) (the “Bosanova Litigation”), a copy of which has been provided to Buyer and its counsel, Seller, with respect to the Acquired Assets, (i) is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge and (ii) is not a party and, to the knowledge of Seller, is not threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Seller has no reason to believe that any such action; suit, proceeding, hearing, or investigation may be brought or threatened against Seller.

    19.        The Agreement is hereby amended to add the following Section 5.19 to Section 5 thereof:

5.19	Grants and Incentives. Schedule 5.19 sets forth a complete list of all grants and incentive programs (“Grants”) from any Israeli governmental entity to Seller with respect to the Business or the Acquired Assets or by which any of the Acquired Assets is bound, including but not limited to: (a) Grants under Certificates of Approval of the OCS (“Approved Plans”), and (b) Grants from the Israeli Fund for the Promotion of Marketing. True and correct copies of all letters of approval, and supplements thereto, granted to Seller with respect to any Grants and all undertakings made by Seller with respect to such Grants have previously been delivered to Buyer and its counsel. Seller is in material compliance with the terms and conditions of the Grants and has fulfilled in all material respects all the undertakings and obligations relating thereto. To the best knowledge of Seller, there are no events which may lead to the annulment or limitation of any of the Grants.

    20.        The Agreement is hereby amended to add the following Section 5.20 to Section 5 thereof:

5.20	Intellectual Property. Seller owns or is licensed or otherwise has, and, shall transfer to Buyer at Closing, the right to use all trademarks, service marks, trade names, copyrights, trade secrets, licenses, franchises and other rights, products, processes and methods, computer software, computer programs and similar intangible assets which are necessary for the operation of the Business as presently conducted by Seller or that have been developed by Seller for current or future use in connection with the Business or the Acquired Assets (collectively the “Business IP”). Seller is not aware of any violation or infringement by a third party of any of the Business IP owned by Seller. To Seller’s knowledge, no party other than Seller has any rights to or in, or any claims against, any of the Business IP owned by Seller. Neither the execution nor delivery of this Agreement or the agreements contemplated by this Agreement, nor the consummation of the transactions contemplated thereby, will, to Seller’s knowledge, conflict with or result in a breach of any license or material contract listed in Schedule 5.11 herein, nor infringe upon any intellectual property rights of any person or entity.

    21.        Section 6.1 of the Agreement is hereby amended in its entirety to read as follows:

6.1	Organization. Qualmax is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Qualmax Sub is a company duly incorporated and validly existing under the laws of the State of Israel. Buyer has the corporate power to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on Buyer.

    22.        Section 6.4 of the Agreement is hereby amended to remove reference to the “Escrow Agreement” in the first sentence thereof.

    23.        Section 6.5 of the Agreement is hereby amended by replacing the sentence beginning with the words “Schedule 6.5 hereto” and ending with the words “as of the date hereof” with the following new sentence:

Schedule 6.5 hereto constitutes the share capitalization table of Qualmax on a fully diluted basis, as of the Closing date.

    24.        Section 6.6 of the Agreement is hereby amended in its entirety to read as follows:

6.6	Subsidiaries. Buyer owns the following wholly owned subsidiaries: IP Gear, Inc., a corporation duly incorporated in the United States, and Qualmax Sub, a company incorporated in Israel. Qualmax Sub is wholly owned by Qualmax. Buyer represents and undertakes that Qualmax Sub has been established for the initial purpose of holding the Acquired Assets and to conduct the Business, and that is free and clear of any and all liabilities and encumbrances whatsoever.

    25.        Section 6.12 of the Agreement is hereby amended in its entirety to read as follows:

6.12	Litigation and Proceedings. Except for the Bosanova Litigation, there are no actions, suits, or proceedings pending or, to the knowledge of Buyer, threatened by or against or affecting Qualmax and/or Qualmax Sub, or their respective properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which would reasonably be expected to have a Buyer MAE.

    26.        Section 7.2 of the Agreement is hereby amended in its entirety to read as follows:

7.2	Buyer shall grant to Seller piggy-back registration rights with respect to (a) the Share Consideration, including any Earn-Out Shares, issued and/or transferred to Seller pursuant to this Agreement, (b) any Additional Buyer Stock actually issued by Buyer to Seller pursuant to this Agreement, and (c) any Outsourcing Shares, as such terms are defined in the Registration Rights Agreement attached hereto as Schedule 7.2 (collectively, (a), (b) and (c) shall be referred to as the “Registrable Securities”), all in accordance with the aforesaid Registration Rights Agreement to be executed by the parties hereto at the Closing, such that if Buyer undertakes to register the resale of shares of Buyer Stock held by any affiliates of Buyer, Buyer must allow Seller to have a pro rata amount of Registrable Securities included in such registration statement. Said registration rights shall also apply to any bonus shares and/or rights offerings and/or similar distributions made by Buyer with respect to the Registrable Securities.

    27.        Section 8 of the Agreement is hereby amended as follows:

(a)	Sub-section (ii) therein is hereby amended in its entirety to read as follows:

(ii) such Affiliate Transaction, whether of Qualmax and/or Qualmax Sub, has been approved by a majority of the independent members of the Board of Directors of Qualmax, and if the Affiliate Transaction is that of Qualmax Sub, then by the Board of Directors of Qualmax Sub as well.

(b)	The last sentence of Section 8 is hereby amended in its entirety as follows:

Notwithstanding anything to the contrary herein, this Section 8 shall not prohibit: (x) any reasonable employment agreement between Buyer and an executive officer of Buyer that is approved (1) by a majority of the Board of Directors of Qualmax, or (2) if such executive officer is a director, by a majority of the Board of Directors of Qualmax, excluding such executive officer, for such agreements of both Qualmax and Qualmax Sub; (y) any reasonable employment agreement or other compensation plan or arrangement paid or made available to officers or employees of Buyer for services actually rendered or to be rendered and entered into by Buyer in the ordinary course of business and consistent with past practice; or (z) any transaction described on Schedule 8.

    28.        A new Section 8A is hereby added after Section 8 to read as follows:

8A. SELLER AND BUYER COVENANTS

8A.1	Seller Source Code. Within thirty (30) days following the Closing, Seller shall have provided Buyer with all source codes for all software constituting Acquired Assets, including current developments, in writing and/or burned onto CDs, as the case may be, as well as any literature regarding such software (including without limitation, manuals and white papers).

8A.2	Assignment of Contracts. Seller hereby undertakes to, immediately following the Closing, use its best efforts to obtain any third party consent necessary for the assignment or transfer of each material contract included in the Acquired Assets. If a required consent is not obtained, or if an attempted assignment or transfer of a material contract would be ineffective or would adversely affect the rights of Buyer thereunder so that Buyer would not in fact receive all of the rights and benefits thereunder, Seller shall use its commercially reasonable efforts jointly with Buyer to secure to Buyer the same economic rights and benefits thereunder through a mutually agreeable alternate arrangement (including subcontracting, sublicensing or subleasing to Buyer, or an arrangement under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller against a third party thereto). Seller will promptly pay to Buyer when received all monies received by Seller under any such contract or any claim or right or any benefit arising thereunder not transferred pursuant to this Section 8A.2.

8A.3	Encryption License. Seller hereby undertakes to use its best efforts to assist Buyer to obtain or arrange for the assignment of the encryption license Seller has from the Ministry of Defense of the State of Israel (the “MoD”). Attached hereto as Schedule 8A.3 is an email from the MoD stating that until Qualmax Sub obtains an encryption license directly from the MoD, Qualmax Sub is permitted to continue the development, production, integration, export, sale and distribution of the Bosanova Claro product.

8A.4	Non-Solicitation. Commencing upon the Closing and during the five (5) year period immediately thereafter (the “Restriction Period”), no Seller nor any of its respective subsidiaries shall, directly or indirectly, solicit the employment of, assist in the soliciting of the employment of, or otherwise solicit the association in business with, any Hired Personnel, or induce any Hired Personnel to terminate such relationship, or to join with Seller or any of their affiliates or any other person or entity for the purpose of leaving the employ or such other relationship with Buyer.

8A.5	Non-Competition. During the Restriction Period, neither BOScom nor Quasar nor any of its respective subsidiaries shall, directly or indirectly, own, manage or control, or participate in the ownership, management or control of, or be engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any business or entity that is engaged in activities that are competitive with the Business (any “Competitor”). For purposes of clarity, any business or entity engaged exclusively in the Connectivity business shall not be considered a Competitor. Notwithstanding this Section 8A.5 or any other provision of this Agreement, BOScom and Quasar are permitted to collectively own up to one percent (1%) of the outstanding capital stock or other equity interests of any publicly-traded entity that is a Competitor.

8A.6	OCS Royalties. Seller hereby agrees to pay to the OCS, and to prepare any required reports related to, any royalty payments or other amounts, if any, owing to the OCS which were due, accrued or relate to the period prior to the Closing Date.

8A.7	Issuance of Stock. Qualmax hereby covenants to BOS that Qualmax shall issue any shares of Buyer Stock that are required to be issued pursuant to the terms of the Outsourcing Agreement.

    29.        Section 9.6 of the Agreement is hereby amended in its entirety to read as follows:

9.6	[Reserved]

    30.        Section 9.7 of the Agreement is hereby amended in its entirety to read as follows:

9.7	[Reserved]

    31.        [Reserved]

    32.        Section 10.6 of the Agreement is hereby amended such that the words “Holdback Shares” are hereby replaced with the words “Earn-Out Shares”.

    33.        Section 10.10 of the Agreement is hereby amended in its entirety to read as follows:

10.10	[Reserved]

    34.        Section 10.11 of the Agreement is hereby amended in its entirety to read as follows:

10.11	[Reserved]

    35.        Section 10.12 of the Agreement is hereby amended such that reference to Exhibit D is hereby replaced with reference to Schedule 7.2.

    36.        The following is hereby added to the end of Section 13 of the Agreement:

In addition to, and not in limitation of, the foregoing, Seller hereby agrees fully to indemnify and hold harmless Buyer and its affiliates and their respective shareholders, directors, officers and agents (in such capacities, collectively, the “Buyer Indemnified Parties”) from and against all claims, losses, liabilities and expenses which may be made or brought against the Buyer Indemnified Parties or which they may suffer or incur, directly or indirectly, as a result of or in connection with the Bosanova Litigation, provided however that, such indemnity shall only include (i) any amounts ordered against the Buyer Indemnified Parties in any settlement approved in writing by Seller or in any final judgment and (ii) reasonable legal fees and expenses incurred by the Buyer Indemnified Parties in connection with such litigation.

Such indemnification by Seller shall be subject to the following procedure:

(a)	The Buyer Indemnified Parties shall deliver to Seller without delay all documents they receive or possess in connection with the Bosanova Litigation.

(b)	Seller shall be entitled to undertake the conduct of the defense of the Buyer Indemnified Parties in respect of the Bosanova Litigation. At the request of Seller, the Buyer Indemnified Parties shall cooperate with Seller and execute all documents reasonably required to enable Seller to conduct the defense in the name of the Buyer Indemnified Parties.

(c)	Seller will have no liability or obligation under this indemnification obligation for any amount expended by the Buyer Indemnified Parties pursuant to any compromise or settlement agreement reached in Bosanova Litigation without Seller’s prior written consent to such compromise or settlement.

For avoidance of doubt, the provisions of Section 15.11 herein shall apply to Seller’s obligation to indemnify the Buyer Indemnified Parties under this Section 13 in connection with the Bosanova Litigation.

    37.        Section 15.10 of the Agreement is hereby amended in its entirety to read as follows:

Further Assurances. The parties agree, without any additional consideration, to take all necessary measures and execute such other and further documents as may be necessary or appropriate to give full force and effect to the transaction contemplated herein. Without derogating from the generality of the foregoing or from any of the provision set forth hereunder, the parties agree that the aforesaid commitment shall continue to apply after the Closing and the Seller undertakes to perform any additional post-Closing action, to effectuate the Buyer’s title and interest in the Acquired Assets, to retain the Hired Personnel and to deliver and comply with any post-Closing deliverable hereunder.

    38.        The list of Exhibits and Schedules at the end of the Agreement is hereby deleted in its entirety.

    39.        Except as amended hereby, the Agreement shall continue in full force and effect, and each party hereto hereby confirms its agreement to the Agreement as amended by this Amendment.

    40.        This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

[Signature page follows immediately]

        IN WITNESS WHEREOF, the parties hereto have executed, or have caused this Amendment to be executed by their respective duly authorized officers, as of the date first above-written.

QUALMAX, INC. By: ————————————————— Name: __________________________ Title: ___________________________

QUALMAX LTD. By: ————————————————— Name: __________________________ Title: ___________________________

BOSCOM LTD. By: ————————————————— Name: __________________________ Title: ___________________________

B.O.S. BETTER ONLINE SOLUTIONS LTD. By: ————————————————— Name: Adiv Baruch Nehemia Kaufman Title: CEO CFO

QUASAR TELECOM (2004) LTD. By: ————————————————— Name: __________________________ Title: ___________________________

LOAN AGREEMENT

        THIS LOAN AGREEMENT (the “Agreement”) is made as of the 31st day of December, 2005 (the “Effective Date”), by and among B.O.S. Better Online Solutions Ltd. (the “Lender”), a company organized under the laws of the State of Israel, with its principal offices located at Beit Rabin, Teradyon, Misgav 20179, Israel, and Qualmax Ltd. (the “Borrower”), an Israeli Company, with its registered offices located at c/o Shibolet, Yisraeli, Roberts, Zisman and Co., Adv., 46 Montifiore St., Tel-Aviv 65201, Israel.

W I T N E S S E T H:

        WHEREAS, Borrower and Lender have entered into an Asset Purchase Agreement dated October 26, 2005, as amended from time to time pursuant to which Borrower is acquiring from Lender the communications solutions business of Lender (the “APA”);

        WHEREAS, as a condition to the closing of the APA, Borrower must receive a bridge financing in the amount of at least US$1,000,000;

        WHEREAS, in order to facilitate the closing of the APA, Lender has agreed to extend to Borrower a loan in the amount of US$1,000,000 on the terms and conditions set forth herein; and

        WHEREAS, Borrower desires to receive such loan from Lender on the terms and conditions set forth herein;

        NOW THEREFORE, the parties hereto hereby agree as follows:

1.     Loan; Interest.

    1.1        Lender shall lend to Borrower an aggregate amount of US$1,000,000 (the “Loan Amount”). The Loan Amount shall bear and accrue interest at a rate per annum (the “Interest Rate”) equal to the “prime rate” published on The Wall Street Journal from time to time, plus two and a half percent (2.5%), but no more than twelve percent (12%). The Interest Rate shall be increased or decreased, as the case may, be for each increase or decrease in the prime rate in an amount equal to such increase or decrease in the prime rate; each change to be effective as of the day of the change in such rate. Interest on the Loan Amount shall be calculated on the basis of a 360-day year. The amount accrued as interest on the Loan Amount at the Interest Rate is referred to herein as the “Interest”. Interest shall accrue from the date of Closing of this Agreement and until the full repayment of the Loan Amount by Borrower in accordance with the terms of this Agreement. Collectively, the Loan Amount and the Interest shall be referred to in this Agreement as the “Loan”.

    1.2        At the Closing Lender shall transfer the Loan Amount to a bank account in the name of Qualmax Ltd. (or on its behalf and for its benefit) in Israel, according to the details to be provided in a written notice by Borrower prior to the Closing.

    1.3        Borrower shall use the Loan Amount exclusively for the financing and operation of the “Business”, as defined in the APA. For the avoidance of doubt, no part of the Loan Amount shall be used to pay management fees to Qualmax Inc. (“Qualmax”) nor shall it be transferred to any of Qualmax’s affiliates.

2.     Payments.

    2.1        Interest Payments.

        Interest shall be payable monthly, in arrears, commencing on January 1, 2006 and on the first Business Day (as defined below) of each consecutive calendar month thereafter until the Final Repayment Date (and on the Final Repayment Date), whether by acceleration or otherwise (each, a “Repayment Date”).

        The date, on which the last payment under this Agreement is due and payable by Borrower, shall be referred to as the “Final Repayment Date”.

    2.2        Monthly Principal Payments. Amortizing payments of the aggregate outstanding Loan Amount at any time (the “Principal Amount”) shall begin on July 1, 2007 and shall recur on the first Business Day (as defined below) of each succeeding month thereafter until the Final Repayment Date, all as set forth in the table below:

Date	Principal Amount	Date	Principal Amount
1-Jul-07	$ 55,556	1-Apr-08	$ 55,555
1-Aug-07	$ 55,556	1-May-08	$ 55,555
1-Sep-07	$ 55,556	1-Jun-08	$ 55,555
1-Oct-07	$ 55,556	1-Jul-08	$ 55,555
1-Nov-07	$ 55,556	1-Aug-08	$ 55,555
1-Dec-07	$ 55,556	1-Sep-08	$ 55,555
1-Jan-08	$ 55,556	1-Oct-08	$ 55,555
1-Feb-08	$ 55,556	1-Nov-08	$ 55,555
1-Mar-08	$ 55,556	1-Dec-08	$ 55,556

        All payments by Borrower to Lender made under this Agreement shall be subject to withholding tax as prescribed under Israeli law, unless Lender shall provide Borrower, prior to any payment hereunder, with the authorization of the Israeli income tax commission to act otherwise. In the event that any payment on account of the Loan is subject to Israeli VAT, such VAT shall be paid by the Borrower against receipt of a valid VAT invoice.

        All payments by Borrower to Lender made under this Agreement shall be made on a Business Day (as defined herein) in accordance with the provision of this Section 2. For purposes of this Agreement, the term “Business Day” means any day on which banks in Israel are open and execute foreign exchange transactions.

        All payments to Lender by Borrower, to be made under this Agreement shall be made to Lender’s bank account as follows:

United Mizrahi Bank Ltd. (Bank# 20)
Haifa Business Center, City Wind Brosh Building
2 Palyam St. Haifa, Israel (Branch# 444)
Swift Code: MIZBILIT
Account#: 20-44-125542 Attn. Alice B.
Phone: 972-4-658207 Fax: 972-4-8622012

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        or to such other bank account details to be provided by Lender to Borrower in writing.

    2.3        Repayment in Borrower Stock. Notwithstanding the foregoing obligations of repayment of Borrower as set forth in this Section 2, if in the first fiscal quarter of 2006, the Royalty Base Business (as defined in Section 3.1.2 of the APA) operated in accordance with the budget agreed to between the Lender and the Borrower, generates losses which exceed US$250,000, then Borrower shall be entitled to make any payments due hereunder to the extent of the amount of losses over said US$250,000 (the “Excess Losses”) in shares of Common Stock of Qualmax (the “Borrower Stock”) in lieu of cash. For purposes of this Section 2.3, each share of Borrower Stock shall be valued at US $1.43 (subject to appropriate adjustment in the event of any stock dividend, stock split, subdivision, combination, recapitalization, reorganization, reclassification, consolidation or like occurrence or event, the “Borrower Stock Price”). It is expressly agreed that as a condition precedent to any determination regarding Excess Losses hereunder, the Excess Losses must be reviewed and certified by an independent accounting firm reasonably acceptable to the Lender.

    2.4        Default Interest on Late Payments. Without derogating from any rights or remedies afforded by law, any delay of more than fifteen (15) days in the payment of any amount due to Lender from Borrower on account of the Loan or otherwise due pursuant to the provisions of this Agreement shall subject such amounts to additional interest which shall accrue thereon at an annual rate of five and one-half percent (5.5%) from the date on which such payment has become due and until actual payment thereof. Such default interest shall be compounded daily.

    2.5        Prepayment. Notwithstanding the provisions of this Agreement, Borrower may, without penalty, prepay any and all amounts due to Lender on account of the Loan, at any time prior to the Final Repayment Date, provided that, Borrower delivers to Lender written notice, at least 30 days prior to the scheduled repayment date, and provided, further, that the prepayment is in an amount of all outstanding amounts then due and payable to Lender pursuant to this Agreement including accrued interest fees and default payments, if any.

    2.6        Mandatory Repayment. Notwithstanding anything to the contrary in this Agreement, Borrower shall repay to Lender the Loan, immediately following an event of Qualifying Financing. “Qualifying Financing” shall be deemed to have occurred as soon as the Borrower has raised, by way of equity financing (or a series of equity financings) an aggregate amount equal to at least US$4,500,000. Borrower shall notify Lender, in writing, promptly upon the occurrence of a Qualifying Financing.

    2.7        Issuance of Borrower Stock Certificates. Any Borrower Stock to be issued pursuant to this Agreement shall be issued by Qualmax, and any certificates evidencing such Borrower Stock shall be issued no later than fifteen (15) business days following the time such Borrower Stock is required to be issued in accordance with the provisions of this Agreement and/or the Warrant.

    2.8        Registration Rights. Any and all Borrower Stock issued by Qualmax pursuant to this Agreement and the Warrant shall be restricted stock and subject to incidental registration rights, as more fully provided in the Registration Rights Agreement of even date hereof, entered into between the Lender and Qualmax.

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3.     Closing.

    3.1        The closing of the transaction hereunder shall take place on the date of Closing of the APA at such time and place as shall be agreed between the parties (the “Closing”).

    3.2        At the Closing, and as a condition to Lender’s obligation to provide the Loan Amount, Borrower shall provide the Lender with:

(a)	a copy of the resolutions of the directors of Borrower duly authorizing the execution and performance by Borrower of this Agreement, and the Pledge Agreement (as defined in Section 9 below);

(b)	a copy of the resolutions of the directors of Qualmax duly authorizing the execution of this Agreement, the provision of the Guarantee (as defined below) and the issuance of the Warrant referred to in Section 8 below;

(c)	to the extent necessary and applicable, all consents, approvals and waivers which may be required from any third party;

(d)	confirmation of Borrower’s officer that no other action, consent or approval is required to sign, deliver and perform this Agreement, the Pledge Agreement and all transactions contemplated hereunder;

(e)	an originally-executed, validly issued Warrant certificate in accordance with Section 8 below;

(f)	a copy, or copies, of the duly-executed Pledge Agreement and corresponding pledge notice to the Israeli Registrar of Companies, as more fully described in the Pledge Agreement, which materials shall be ready for immediate filing therewith (the “Pledge”).

    3.3        The obligations of Lender at the Closing and thereafter are subject to the fulfillment at or before Closing of the following conditions precedent: (i) the representations and warranties made by Borrower herein shall be true and correct as of the Closing; (ii) all covenants to be performed by Borrower prior to or at the Closing shall have been performed or complied with prior to or at the Closing; and (iii) Borrower shall have secured all permits, consents and authorizations necessary or required lawfully for the execution and consummation of this Agreement, the Warrant referenced herein and the Pledge Agreement. It is hereby agreed that the Lender may, at its discretion, waive the requirement of any of the abovementioned items.

4.     Events of Acceleration.

    4.1        If any of the events specified in this Section 4 shall occur (each, an “Event of Acceleration”), the entire Loan Amount, together with any Interest then due thereon, shall be immediately due and payable:

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(a)	Failure to Pay Principal, Interest or other Fees. The Borrower (i) fails to pay when due any installment of principal, interest or other fees hereon in accordance herewith, or (ii) the Borrower fails to pay when due any amount exceeding $100,000 due under any other promissory note issued by Borrower (unless the Borrower shall in good faith contest the validity of such amounts), and in any such case, such failure shall continue for a period of thirty (30) days following the date upon which any such payment was due.

(b)	Breach of Covenant. The Borrower breaches any covenant or any other term or condition of this Agreement or the Borrower and/or Qualmax breaches the provisions of Section 3.1.2 of the APA regarding the Royalty Consideration (as defined in the APA) in any material respect, or the Borrower breaches any covenant or any other term or condition of any Related Agreement (as defined herein) in any material respect and, in any such case, such breach, if subject to cure, continues for a period of thirty (30) days after the occurrence thereof. “Related Agreement” shall mean any of the Warrant and the Pledge Agreement entered into by and between the Borrower and the Lender.

(c)	Breach of Representations and Warranties. Any representation or warranty made by the Borrower in this Agreement, or any Related Agreement, shall, in any such case, be false or misleading in any material respect on the date that such representation or warranty was made or deemed made, provided that if such breach is subject to cure, it shall not have been cured for a period of thirty (30) days of written notice.

(d)	Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed, provided such proceeding is not revoked within forty-five (45) days.

(e)	Judgments. Any money judgment, writ or similar final process shall be entered or filed against the Borrower or any of its subsidiaries or any of their respective property or other assets for more than $100,000, and shall remain unvacated, unbonded or unstayed for a period of ninety (90) days.

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(f)	Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any of its subsidiaries and such proceedings, shall continue undismissed or unstayed for ninety (90) business days. It is hereby clarified that any cure periods in this Section 4.1 shall not be cumulative to the aforementioned ninety (90) business days.

(g)	Failure to Deliver Shares of Common Stock. The Borrower shall fail to timely deliver shares of Borrower Stock pursuant to and in the form required by this Agreement or the Warrant, if such failure shall not be cured within fifteen (15) Business Days.

(h)	Default Under Related Agreements or Other Agreements. The occurrence and continuance of any material event of default (or similar term) by Borrower under any other material indebtedness of the Borrower in excess of $200,000, which default is not cured during the applicable cure period provided therein. Lender shall give Borrower fifteen (15) business days advance notice prior to calling for the repayment of the entire Loan Amount hereunder.

    4.2        Without limitation to the provisions of Section 4.1 above, upon the occurrence of an Event of Acceleration described in Section 4.1(a) – (h) above, the Lender may, at its sole discretion, elect to receive, in full satisfaction of the “Default Amount” (as defined below), and in lieu of calling in the Loan for immediate repayment in accordance with the provisions of Section 4.1 above, Borrower Stock in such number equal to the quotient obtained by dividing (a) the amount of repayment of Loan defaulted (the “Default Amount”) plus fifty percent (50%) of such Default Amount, by (b) the Borrower Stock Price.

5.    Required Approvals. For so long as twenty-five percent (25%) of the principal amount of the Loan is outstanding, the Borrower, without the prior written consent of the Lender, shall not:

(a)	directly or indirectly declare or pay any dividends;

(b)	liquidate, dissolve or effect a material reorganization provided, however, that the Borrower may merge or effect a material reorganization if the Borrower is the surviving entity;

(c)	become subject to (including, without limitation, by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict the Borrower’s right to perform the provisions of this Agreement, any Related Agreement or any of the agreements contemplated hereby or thereby; or

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(d)	cancel any debt owing to it in excess of $500,000 in the aggregate during any 12 month period.

6.    Representations and Warranties of Borrower. The Borrower hereby represents and warrants to the Lender as of immediately prior to the Closing, as follows:

    6.1.        Borrower is a company duly organized and validly existing under the laws of the State of Israel, and has the power to own and lease its properties and to carry on its business as now being conducted.

    6.2.        Borrower has full power and authority to consummate the transactions contemplated hereunder and under the Pledge Agreement. Except as set forth on Schedule 6.2 hereof or as shall be obtained prior to the Closing, no consents, authorizations or approvals of any kind of any governmental authority, shareholder, holder of any other interest in the Borrower or other third party are required in connection with the execution or performance of this Agreement and/or the Pledge Agreement by the Borrower. The consummation of the transactions contemplated hereunder, and the performance of this Agreement and the Pledge Agreement by the Borrower, do not violate the provisions of any applicable law, and will not result in any material breach of, or constitute a material default under, any material agreement or material instrument to which it is a party or under which it is bound, except as would not result in a Borrower MAE (as defined below). The execution and performance of this Agreement and the Pledge Agreement by the Borrower have been duly authorized by all necessary action, and this Agreement and, as of the Closing, has been (or, by the Closing, will have been) duly executed and delivered by the Borrower. This Agreement and the Pledge Agreement are legal, valid, and binding obligations of the Borrower and they are enforceable as to the Borrower in accordance with their respective terms except as the enforceability hereof and thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and an implied covenant of good faith and fair dealing.

    6.3        There are no outstanding legal proceedings (including arbitration and mediation proceedings) against or initiated by the Borrower or a subsidiary thereof that would be reasonably likely to have a material adverse effect on the business, operations, properties, prospects or conditions of Borrower, taken as a whole (a “Borrower MAE”), and the Borrower is not aware of any legal proceedings that any third parties intend or threaten to initiate against the Borrower and/or a subsidiary thereof that would be reasonably likely to result in a Borrower MAE.

    6.4        Neither the Borrower nor any subsidiary thereof has any material contingent liabilities, except current liabilities incurred in the ordinary course of business and liabilities disclosed in the Schedules to the APA that would be reasonably likely to result in a Borrower MAE.

    6.5        Except as set forth on the Schedules to the APA there are no agreements, understandings, instruments, contracts, judgments, orders, writs or decrees to which the Borrower is a party or by which it is bound which may involve: (i) obligations (contingent or otherwise) of the Borrower in excess of $500,000 (other than obligations arising from purchase or sale agreements entered into in the ordinary course of business); or (ii) provisions restricting the development, manufacture or distribution of the Borrower’s products or services.

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    6.6        Except as set forth on the Schedules to the APA, the Borrower has good and marketable title to its material properties and assets, and good title to its material leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than:

(a)	those resulting from taxes which have not yet become delinquent;

(b)	minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Borrower; and

(c)	those that have otherwise arisen in the ordinary course of business.

    6.7        Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court, or any stock exchange or quotation system, to which Borrower is subject or any provision of the certificate of incorporation, bylaws or analogous instruments of Borrower, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Borrower is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or encumbrance would not reasonably be expected to result in a Borrower MAE; or (iii) result in the imposition of any lien or other encumbrance upon any of Borrower’s assets, other than the Pledge and except for any lien or encumbrance that would not reasonably be expected to result in a Borrower MAE.

    6.8        Borrower has no liabilities with respect to the payment of any taxes (including any deficiencies, interest, or penalties), except for taxes accrued but not yet due and payable, for which Borrower may be liable in its own right, or as a transferee of the assets of or as a successor to, any other corporation or entity. Borrower has filed all income tax returns required to be filed by it from inception to the date hereof. All such returns are complete and accurate in all material respects.

    6.9        Borrower has all licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof, except to the extent that failure to obtain same would not reasonably be expected to result in a Borrower MAE. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body, or any stock exchange or quotation system, is required in connection with the execution and delivery by Borrower of this Agreement and the consummation by Borrower of the transactions contemplated hereby. Borrower has complied with all applicable statutes and regulations of any federal, state, Israeli or other applicable governmental entity or agency thereof, and with all applicable rules of any stock exchange or quotation system, except to the extent that noncompliance would not reasonably be expected to result in a Borrower MAE.

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7.     Representations and Warranties of Lender. The Lender hereby represents and warrants to the Borrower as follows:

    7.1.        Lender is a corporation duly incorporated and validly existing under the laws of the State of Israel, and has the power to own and lease its properties and to carry on its business as now being conducted.

    7.2.        Lender has full power and authority to consummate the transactions contemplated hereunder. Except as set forth on Schedule 7.2 hereof or as shall be obtained prior to Closing, no consents, authorizations or approvals of any kind of any governmental authority, shareholder, holder of any other interest in the Lender or other third party are required in connection with the execution or performance of this Agreement by the Lender. The consummation of the transactions contemplated hereunder, and the performance of this Agreement by the Lender, do not violate the provisions of any applicable law, and will not result in any material breach of, or constitute a material default under, any material agreement or material instrument to which it is a party or under which it is bound, except as would not have a material adverse effect on the business, operations, properties, prospects or conditions of the Lender and its subsidiaries, taken as a whole. The execution and performance of this Agreement by the Lender have been duly authorized by all necessary action, and this Agreement and, as of the Closing, has been (or, by the Closing, will have been) duly executed and delivered by the Lender. This Agreement is the legal, valid, and binding obligation of the Lender and it is enforceable as to the Lender in accordance with its respective terms except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and an implied covenant of good faith and fair dealing.

8.     Warrant. In further consideration for advancing the Loan Amount, the Lender shall be granted, at the Closing, a warrant to purchase 107,143 shares of Borrower Stock (the “Warrant”) pursuant to the terms of a warrant in the form attached hereto as Schedule 7. The Warrant to be issued to the Lender at the Closing pursuant to this Section 8 shall remain in effect in accordance with its terms, notwithstanding any conversion, acceleration, or the repayment of the Loan.

9.     Pledge.

    9.1        In order to secure the fulfillment of all of Borrower’s obligations hereunder, the Borrower shall, at the Closing, pledge in favor of Lender, by way of first-priority floating charge all of its properties, assets and rights, including the Acquired Assets (as defined in the APA). The pledge shall be governed by a floating charge and debenture agreement in the form attached hereto as Schedule 9 (the “Pledge Agreement”), which shall be executed by Borrower, on or prior to the Closing. The Pledge shall be registered with the Israeli Registrar of Companies, by filing the necessary forms therewith, promptly following the Closing. The Borrower shall fully cooperate with the Lender and execute all documents as may be necessary to effect the Pledge, and the Borrower and Lender shall equally bear any applicable stamp taxes and/or registration fees.

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    9.2        Lender agrees that the Pledge shall rank junior and be subordinated to a charge or any other security interest in favor of Bank of America, N.A. (“BoA”), if and to the extent such charge or any other security interest (the “Charge”) is mandated pursuant to the Business Loan Agreement dated April 20, 2005, as amended between Qualmax and BoA, and provided that the Charge is recorded with the Israeli Registrar of Companies. Lender shall cooperate with Borrower for the purpose of facilitating the registration of the Charge under the circumstances provided above. The provisions of this Section 9.2 shall serve as Lender’s consent to the registration of the Charge. Nothing herein shall be deemed to otherwise derogate from the Lender’s rights pursuant hereunder and under the Pledge.

10.     Miscellaneous.

    10.1        Furtherance of Cooperation. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

    10.2        Reports. Borrower undertakes to provide Lender with: (i) audited, US dollar-denominated annual financial statements, according to the US or Israeli GAAP, within ninety (90) days after the end of each fiscal year; (ii) unaudited, US dollar-denominated quarterly financial statements, according to the US or Israeli GAAP, within sixty (60) days of the end of each fiscal quarter. Borrower and Qualmax shall promptly following Lender’s written request, and subject to any applicable rule and regulation, provide the Lender with a detailed cap table reflecting Borrower’s and/or Qualmax’s share capital and such other information as may be required to allow Lender to comply with any applicable rule or regulation, in the United States and Israel, including without limitation, rules of the SEC, Nasdaq, the Israeli Securities Authority and the Tel-Aviv Stock Exchange. Qualmax shall provide the Lender with its annual and quarterly financial statements promptly after filing of these documents with the SEC.

    10.3        Governing Law. This Agreement shall be deemed to have been executed and delivered in the State of New York, and the validity, enforcement and construction hereof shall be governed in all respects by the internal laws (without regard to principles of conflicts of law) of the State of New York. Any legal action or proceeding arising under or in relation to this Agreement shall be brought exclusively in a federal or state court of competent jurisdiction within the State and County of New York. In addition, each of the undersigned parties consents and agrees that any court in which such legal action or proceeding is commenced may exercise jurisdiction over his, her or its person for purposes of enforcing the terms of this Agreement and agrees not to assert that venue in New York is inappropriate or inconvenient. Notwithstanding the above, any action related to the realization of the Pledge, including, without limitation, a motion for related interim and/or temporary orders, may be adjudicated under Israeli law (without regard to principles of conflicts of law) in the competent courts of Tel Aviv- Jaffa, Israel.

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    10.4        Assigns and Successors. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred by either party without the prior consent in writing of the other party, provided, however, that the Borrower’s consent shall not be required with respect to any assignment, delegation or transfer of the rights and obligations of this Agreement by the Lender. The transfer of rights and obligations by Lender shall be contingent upon the transferee thereof undertaking in writing to assume all obligations of the Lender (in its capacity as a Lender) under this Agreement.

    10.5        Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto constitute the full and entire understanding and agreement among the parties with regard to the Loan to Borrower hereunder and supersede all prior agreements among the parties hereof with regard to such subject matters.

    10.6        Amendment. This Agreement may not be amended, supplemented, discharged, terminated or altered except by a writing signed by the Borrower and Lender.

    10.7        Preamble. The preamble hereto constitutes an integral part hereof.

    10.8        Notices. All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified or registered mail, return receipt requested, postage prepaid, or if sent by overnight courier, all to the following addresses:

If to the Lender, to:

B.O.S. Better Online Solutions Ltd. Beit Rabin, Teradyon, Misgav Attn: Adiv Baruch, CEO and Nehemia Kaufman, CFO

with a copy sent contemporaneously to:

Amit, Pollak, Matalon & Co. NYP Tower - 19th Floor 17 Yitzhak Sadeh Street Tel Aviv, 67775, Israel Attn: Shlomo Landress, Adv.

If to the Borrower, to:

Qualmax, Ltd. C/O Shibolet, Yisraeli, Roberts, Zisman and Co., Adv 44 Montifiore St., Tel-Aviv 65201, Israel Attn: Ofer Manor, Adv.

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with copies sent contemporaneously to:

1. Qualmax, Inc. 340 West Fifth Avenue, Eugene, Oregon 97401, USA Attn: Mr. M. David Kamrat; and

2. Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036 Attn: Scott S. Rosenblum, Esq.

        Any such notice shall be effective (a) if delivered personally, when received, and (b) if sent by reputable courier, on the date of delivery by such courier, and if delivery or transmission is not made on a business day, on the immediately following business day.

    10.9        Waiver. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

    10.10        Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

    10.11        Damages. NEITHER PARTY OR ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES UNDER THIS AGREEMENT FOR OR IN RESPECT OF ANY PUNITIVE, SPECIAL, INDIRECT, EXEMPLARY INCIDENTAL OR CONSEQUENTIAL LOSS OR DAMAGES (INCLUDING BUT NOT LIMITED TO LOST PROFITS) OF ANY KIND WHATSOEVER, WHETHER BASED UPON THEORIES OF CONTRACT, NEGLIGENCE, TORT OR OTHERWISE, AND EVEN IF SUCH PARTY KNEW OF THE POSSIBILITY OR LIKELIHOOD OF THE POTENTIAL FOR SUCH DAMAGES.

    10.12         Taxes. Borrower shall bear, pay and discharge all stamp, documentary, registration or other like duties or taxes, including any penalties, additions, fines, surcharges or interest relating to those duties and taxes, which are imposed or chargeable on or in connection with this Agreement and the Pledge Agreement and any document in connection therewith, provided however that Israeli stamp duty, to the extent applicable, shall be equally borne and paid by both parties.

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    10.13        Survival. Without derogating from the above, all covenants made in this Agreement shall continue to remain in full force and effect for so long as this Agreement remains in effect pursuant to its terms.

    10.14        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures Page Immediately Follows]

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IN WITNESS WHEREOF, the parties have signed this Agreement in one or more counterparts as of the date first appearing above.

B.O.S BETTER ONLINE SOLUTIONS LTD. —————————————— Name: __________________ Title: __________________	QUALMAX LTD. —————————————— Name: __________________ Title: __________________

The undersigned, Qualmax, having full power and authority to do so, hereby:

1.	agrees, to the extent applicable, to deliver to Seller the Borrower Stock pursuant to Sections 2.3 and 4.2 of the Agreement; and

2.	irrevocably and unconditionally guarantees the payment by the Borrower of the Loan and Interest hereunder (the “Guarantee”). This Guarantee is in addition to any other security granted to Lender, and shall remain in effect until the Borrower’s indebtedness is discharged in full. Qualmax expressly agrees that Lender shall not be required to exhaust its remedies against the Borrower prior to demanding performance by Qualmax hereunder.

Qualmax represents that section 6.7 above applies to Qualmax, mutatis mutandis, with respect to the provision of the Guarantee.

QUALMAX, INC. —————————————— Name: __________________ Title: __________________

[Schedules omitted]

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REGISTRATION RIGHTS AGREEMENT

        This Registration Rights Agreement (this "Agreement") is made and entered into as of December 31, 2005, by and between Qualmax, Inc, a Delaware corporation (the "Company") and B.O.S. Better Online Solutions Ltd., an Israeli corporation ("BOS").

        This Agreement is made pursuant to the Asset Purchase Agreement, dated as of October 26, 2005, by and between BOS and the Company, as amended from time to time (the “Asset Purchase Agreement”) and pursuant to the Loan Agreement and the Outsourcing Agreement (each, as defined below).

        The Company and BOS hereby agree as follows:

    1.        Definitions. Capitalized terms used and not otherwise defined herein that are defined in the Asset Purchase Agreement shall have the meanings given to such terms in the Asset Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Company’s shares of Common Stock, US$0.001 par value per share.

“Company Affiliate” means any person, directly or indirectly, controlling or controlled by or under common control with the Company, including without limitation any shareholder of the Company holding at the date hereof 10% or more of the Company’s issued and outstanding share capital. For the purpose of this definition “control” as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities or by agreement or otherwise.

“Discontinuation Event” shall mean (i) when the Commission notifies the Company that there will be a “review” of such registration statement and whenever the Commission comments in writing on such registration statement (the Company shall provide true and complete copies thereof and all written responses thereto to the Holder); (ii) any request by the Commission or any other Federal or state governmental authority for amendments or supplements to such registration statement or prospectus or for additional information; (ii) the issuance by the Commission of any stop order suspending the effectiveness of any registration statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose; (iv) the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; or (v) the occurrence of any event or passage of time that makes the financial statements included in such registration statement ineligible for inclusion therein or any statement made in such registration statement or prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to such registration statement, prospectus or other documents so that, in the case of such registration statement or prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute.

“Holder”or “Holders” means BOS or any of its successors to the extent any of them holds Registrable Securities.

“Indemnified Party” shall have the meaning set forth in Section 6(c).

“Indemnifying Party” shall have the meaning set forth in Section 6(c).

“Loan Agreement” shall mean that Loan Agreement dated December 31, 2005, entered into between Qualmax Ltd., and BOS.

“Offering Registration Statement” means any registration statement under the Securities Act that registers the resale of any Registrable Securities.

“Outsourcing Agreement” shall mean that Outsourcing Agreement dated December 31, 2005, entered into between Qualmax Ltd., the Company’s wholly owned subsidiary, and BOS.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prospectus” means the prospectus included in the Offering Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Offering Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registrable Securities” means (a) the Share Consideration, including any Earn-Out Shares issued and/or transferred to BOS pursuant to the Asset Purchase Agreement, (b) any Additional Buyer Stock actually issued to BOS by the Company pursuant to the Asset Purchase Agreement; (c) the shares of Common Stock underlying the Class A Warrants issued by the Company to BOS in connection with the Loan Agreement (the “Warrant Shares”); (d) any shares of Common Stock issued to BOS pursuant to Section 2.3 of the Loan Agreement (the “Loss Shares”); (e) any shares of Common Stock issued to BOS pursuant to Section 4.2 of the Loan Agreement (“Default Shares”) (f) any shares of Commons Stock issued to BOS pursuant to Section 3 of the Outsourcing Agreement (the “Outsourcing Shares”); and (g) any shares of Common Stock issued in a stock split or as a dividend or other distribution made by Buyer with respect to the aforementioned securities. Notwithstanding the foregoing, securities shall cease to be Registrable Securities once they are eligible to be sold or distributed pursuant to Rule 144 within any consecutive three month period (including, without limitation, Rule 144(k)) without volume limitations.

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“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended, and any successor statute.

    2.        All references in this Agreement to amendments or supplements to the Offering Registration Statement, any preliminary Prospectus or Prospectus shall be deemed to mean and include the filing of any document under the Exchange Act, after the date of such Offering Registration Statement, preliminary Prospectus or Prospectus, as the case may be, which is incorporated by reference therein.

    3.         Registration.

    3.1        If the Company at any time shall determine to prepare and file with the Commission a registration statement registering an offering of its equity securities, for the account of any Company Affiliate(s), each such time it will give written notice to the Holder of its intention so to do. The Company shall, upon the written request of the Holder, received by the Company within 20 days after the giving of any such notice by the Company, to register any of its Registrable Securities, use its best efforts to cause the Registrable Securities as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition by the holders of such Registrable Securities.

    3.2        Registration of Warrants Shares, Loss Shares, Outsourcing Shares and Default Shares. Without limitation to the provisions of Section 3.1 above, if the Company at any time shall determine to prepare and file with the Commission a registration statement registering an offering of its equity securities, for its own account or for the account of others (other than a Registration Statement on Form S-8, S-4 or any successor forms), the Company shall cause the Warrant Shares, the Loss Shares, Outsourcing Shares and Default Shares (if any) to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition by the holders of such Warrant Shares and Loss Shares. The Company expressly undertakes that in any event, unless previously registered, the Company shall file an Offering Registration Statement covering all of the Warrant Shares, and any outstanding Loss Shares, Outsourcing Shares and/or Default Shares within Eighteen (18) months from the date hereof.

    3.3        (a) In the event that any registration pursuant to Section 3.1 shall be, in whole or in part, an underwritten public offering, and the managing underwriter advises the Company that the inclusion of all Registrable Securities proposed to be included in such registration would interfere with the successful marketing (including pricing) of the offering, then the size of the offering shall be reduced accordingly and include the shares of Common Stock proposed to be registered for the account of the Company Affiliate(s) and the Registrable Securities proposed to be registered for the account of the Holder, pro-rata.

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(b) In the event that any registration pursuant to Section 3.2 shall be, in whole or in part, an underwritten public offering, and the managing underwriter advises the Company that the inclusion of all securities proposed to be included in such registration would interfere with the successful marketing (including pricing) of the offering, then the size of the offering shall be reduced accordingly and include the shares of Common Stock proposed to be registered for the account of the Company, the shares of Common Stock proposed to be registered for the account of others, and the Warrant Shares and Loss Shares proposed to be registered for the account of the Holder, pro-rata.

    4.        Registration Procedures. If and whenever the Company is required by the provisions hereof to effect the registration of any Registrable Securities under the Securities Act, the Company will, as expeditiously as practicable:

(a)	use its best efforts to cause an Offering Registration Statement that registers such Registrable Securities to become and remain effective until the earliest of: (i) 2 years from the date of effectiveness; (ii) such time as all of such Registrable Securities have been disposed of; and (iii) such time as such Registrable Securities cease to be Registrable Securities (such period, the “Registration Period”); it being understood that such Offering Registration Statement may, in the Company’s discretion, be on any form that the Company is eligible to use to register the resale of the Registrable Securities; it being further understood that before or following the effectiveness of an Offering Registration Statement, the Company may change to another form of registration statement for which the Company is then eligible to register its securities, provided that at least one Offering Registration Statement covering the Registrable Securities not yet sold remains effective during such Registration Period.

(b)	prepare and file with the Commission such amendments and supplements to such Offering Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Offering Registration Statement (or, in the Company’s discretion, a registration statement on another form that the Company is eligible to use to register its securities) effective for a period of 2 years or until all of such Registrable Securities have been disposed of (if earlier) and to comply with the provisions of the Securities Act with respect to the sale or other disposition of such Registrable Securities.

(c)	use its best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the Holder reasonably request and do any and all other acts and things that may be reasonably necessary or advisable to enable the Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Holder; provided, however, that the Company will not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for this paragraph (c) or to provide any material undertaking or make any changes in its By-laws or Certificate of Incorporation which the Board of Directors determines to be contrary to the best interests of the Company or to modify any of its contractual relationships then existing;

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(d)	furnish to the Holder and each duly authorized underwriter such number of copies of a summary Prospectus, if any, or other Prospectus, including a preliminary Prospectus, in conformity with the requirements of the Securities Act, and such other documents as the Holder may reasonably request in order to facilitate the public sale or other disposition of such Registrable Securities;

(e)	without limiting subsection (c) above, use its best efforts to cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the Holder to consummate the disposition of such Registrable Securities;

(f)	immediately notify the Holder, at any time when a Prospectus relating to such Registrable Securities is required to be delivered under the Securities Act within the appropriate period mentioned in subparagraph (a) of this Section 4, of the happening of any event as a result of which the Prospectus included in such Offering Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and, at the request of the Holder, prepare and furnish to the Holder a reasonable number of copies of a supplement to, or an amendment of, such Prospectus as may be necessary so that, as thereafter delivered to the offerees of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(g)	provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such Offering Registration Statement;

(h)	furnish, at the request of the Holder, on the date such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the Offering Registration Statement with respect to such securities becomes effective (1) an opinion, dated such date, of counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to such the Holder, and (2) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters, if any, and to the Holder;

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(i)	immediately notify the Holder of a Discontinuation Event and provide the Holder true and complete copies of any documentation related to such Discontinuation Event;

(j)	list any Registrable Securities that are eligible for such listing on the NASD OTC Bulletin Board, Nasdaq Small Cap Market and/or on any other trading market or markets on which the Common Stock is then listed;

(k)	subject to all the other provisions of this Agreement, use its best efforts to take all other steps necessary to effect the registration of the Registrable Securities that are required to be registered hereby.

    5.        Registration Expenses. All expenses relating to the Company’s compliance with Sections 3 and 4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including reasonable counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the NASD, transfer taxes, fees of transfer agents and registrars, reasonable fees of, and disbursements incurred by, one counsel for the Holder (to the extent such counsel is required due to Company’s failure to meet any of its obligations hereunder), are called “Registration Expenses.” All selling commissions applicable to the sale of Registrable Securities, including any fees and disbursements of any special counsel to the Holder beyond those included in Registration Expenses, are called “Selling Expenses.” The Company shall only be responsible for all Registration Expenses and not for any Selling Expenses.

    6.        Indemnification.

    (a)        In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless the Holder, and its officers, directors and each other person, if any, who controls the Holder within the meaning of the Securities Act (collectively, the “Holder Indemnified Parties”), against any losses, claims, damages or liabilities, joint or several, to which the Holder, or such persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Offering Registration Statement under which such Registrable Securities were registered under the Securities Act pursuant to this Agreement, any preliminary Prospectus or final Prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Holder, and each such person for any reasonable legal or other expenses incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon (A) any untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by or on behalf of the Holder or any such person in writing specifically for use in any such document; (B) use of the registration statement or the related prospectus following a Discontinuation Event, provided Holder received prior notice of such Discontinuation Event; or (C) if the Holder fails to deliver a Prospectus, as then amended or supplemented, provided that the Company shall have delivered to the Holder such Prospectus.

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    (b)        In the event of a registration of the Registrable Securities under the Securities Act pursuant to this Agreement, the Holder will indemnify and hold harmless the Company, and its officers, directors and each other person, if any, who controls the Company within the meaning of the Securities Act, against all losses, claims, damages or liabilities, joint or several, to which the Company or such persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact which was furnished in writing by the Holder to the Company expressly for use in (and such information is contained in) an Offering Registration Statement under which Registrable Securities were registered under the Securities Act pursuant to this Agreement, any preliminary Prospectus or final Prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such person for any reasonable legal or other expenses incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Holder will be liable in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished in writing to the Company by or on behalf of the Holder specifically for use in any such document.

    (c)        Promptly after receipt by a party entitled to claim indemnification hereunder (an “Indemnified Party”) of notice of the commencement of any action, such Indemnified Party shall, if a claim for indemnification in respect thereof is to be made against a party hereto obligated to indemnify such Indemnified Party (an “Indemnifying Party”), notify the Indemnifying Party in writing thereof, but the omission or delay so to notify the Indemnifying Party shall not relieve it from any liability which it may have to such Indemnified Party unless and to the extent the Indemnifying Party is actually prejudiced by such omission or delay. In case any such action shall be brought against any Indemnified Party and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such Indemnified Party, provided however, that if the defendants in any action include both the Indemnified and Indemnifiable Party and if in the reasonable judgment of the Indemnified Party there is a conflict of interest that would prevent counsel for the Indemnifying Party from also representing the Indemnified Party, the Indemnified Party shall have the right to select, at the expense of the Indemnifying Party, separate counsel to participate in the defense of such action; provided, further, however, that if any of the Holder Indemnified Parties is an Indemnified Party, then the Holder Indemnified Parties shall, in the aggregate, be entitled to one (1) separate counsel at the expense of the Indemnifying Party. After notice from the Indemnifying Party to such Indemnified Party of its election so to assume and undertake the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party under this Section 6(c) for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, unless (i) the Indemnified Party shall have employed counsel in accordance with the provision of the preceding sentence, (ii) the Indemnifying Party shall not have employed counsel satisfactory to the Indemnified Party to represent the same within a reasonable time after the notice of commencement of the action and within fifteen (15) days after written notice of the Indemnified Party’s intention to employ separate counsel pursuant to the provisions of the previous sentence, (iii) the Indemnifying Party has authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party, or (iv) the Indemnifying Party has authorized the employment of counsel but such party or counsel fails to vigorously defend the action. No Indemnifying Party will consent to entry of any judgment or shall enter into any settlement with respect to any claim for which indemnification is sought hereunder, which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnified Party shall consent to entry of any judgment or shall enter into any settlement with respect to any claim for which indemnification is sought hereunder, without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or conditioned.

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    (d)        In order to provide for just and equitable contribution in the event of joint liability under the Securities Act in any case in which an Indemnified Party or any officer, director or controlling person thereof, makes a claim for indemnification pursuant to this Section 6 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced, notwithstanding the fact that this Section 6 provides for indemnification in such case, then the Indemnifying Party will contribute to the aggregate losses, claims, damages or liabilities to which it may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the relative fault of the Indemnified Party as well as any other relevant equitable considerations. Relative fault shall be determined by reference to, among other things, whether any untrue statement or omission or alleged untrue statement of a material fact or the omission to state a material fact relates to information provided by the Indemnifying Party or the Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity that was not guilty of such fraudulent misrepresentation.

    (e)        The provisions of this Section 6 will remain in full force and effect and survive the sale by the Holder of the Registrable Securities covered by an Offering Registration Statement pursuant to which such Registrable Securities shall have been sold under this Agreement.

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    7.        Public Information.

The Company shall undertake to make publicly available and available to the Holder adequate current public information within the meaning of, and as required pursuant to, Rule 144(c).

    8.        Changes in Registrable Securities.

If there are any changes in the Registrable Securities by way of stock split, stock dividend , combination or reclassification, or through merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights and privileges granted hereby shall continue with respect to the Registrable Securities as so changed.

    9.        Miscellaneous.

    (a)        Remedies. In the event of a breach by the Company or by the Holder, of any of their respective obligations under this Agreement, the Holder or the Company, as the case may be, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement.

    (b)        Other Registrations Rights. Except as and to the extent specified in Schedule 9(b) hereto, the Company has not previously entered into any agreement granting any registration rights with respect to any of its securities to any person that have not been fully satisfied.

    (c)        Compliance. The Holder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Registrable Securities pursuant to any Offering Registration Statement to be filed in accordance with the provisions of this Agreement.

    (d)        Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and the Holder.

    (e)        Notices. Any notice or request hereunder may be given to the Company or the Holder at the respective addresses set forth below or as may hereafter be specified in a notice designated as a change of address under this Section 9(e). Any notice or request hereunder shall be given by registered or certified mail, return receipt requested, hand delivery, overnight mail or Federal Express or other national overnight next day carrier (collectively, “Courier”). Notices and requests shall be, in the case of those by hand delivery, deemed to have been given when delivered to any party to whom it is addressed, in the case of those by mail or overnight mail, deemed to have been given seven (7) business days after the date when deposited in the mail or three (3) business days after the date when deposited with the overnight mail carrier and, in the case of a Courier, then upon delivery of the package by the Courier. The address for such notices and communications shall be as follows:

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If to th Holder:	B.O.S. Better Online Solutions Ltd. To the address set forth under the Holder’s name on the signature page hereto.

with a copy to: Amit, Pollak, Matalon & Co. NYP Tower, 17 Yitzhak Sadeh Street, 19th Floor Tel Aviv, 67775, Israel Attention: Shlomo Landress, Adv.

If to the Company:	To the address set forth under the Company’s name on the signature page hereto.

with a copy to: Kramer Levin Naftalis & Frankel LLP 1177 Avenue of The Americas New York, New York 10036 Attention: Scott S. Rosenblum, Esq.

or such other address as may be designated in writing hereafter in accordance with this Section 9(e) by such person.

    (f)        Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of the Holder. The Company may not assign its rights or obligations hereunder without the prior written consent of the Holder. The Holder may assign its rights hereunder to any purchaser or transferee of Registrable Securities that agrees in writing to be bound hereby.

    (g)        Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

    (h)        Governing Law; Venue. This Agreement shall be deemed to have been executed and delivered in the State of New York, and the validity, enforcement and construction hereof shall be governed in all respects by the internal laws (without regard to principles of conflicts of law) of the State of New York. Any legal action or proceeding arising under or in relation to this Agreement shall be brought exclusively in a federal or state court of competent jurisdiction within the State and County of New York. In addition, each of the undersigned parties consents and agrees that any court in which such legal action or proceeding is commenced may exercise jurisdiction over his, her or its person for purposes of enforcing the terms of this Agreement and agrees not to assert that venue in New York is inappropriate or inconvenient.

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    (i)        Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

    (j)        Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

    (k)        Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

[Balance Of Page Intentionally Left Blank;
Signature Page Follows]

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        IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

B.O.S. BETTER ONLINE SOLUTIONS LTD. By: —————————————— Name: Adiv Baruch Nehemia Kaufman Title: CEO CFO	QUALMAX, INC. By: —————————————— Name: _______________ Title: ________________

Address for Notices:	Address for Notices:
Beit Rabin, Teradyon	340 West Fifth Avenue
Eugene, Oregon, 97401
Misgav, 20179, Israel	U.S.A.
Attention: Nehemia Kaufman, CFO	Attention:

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NEITHER THIS WARRANT NOR THE SECURITUES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES OR “BLUE SKY” LAWS. SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED FOR VALUE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OF THEM UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL THAT AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS IS AVAILABLE WITH RESPECT TO SUCH SALE OR TRANSFER.

Class A Warrant to Purchase Shares of Common Stock of

Qualmax Inc.

No. A-	Issue Date: December 31, 2005

        QUALMAX, INC., a corporation incorporated under the laws of the State of Delaware (the “Company”) hereby certifies that, for value received, B.O.S. BETTER ONLINE SOLUTIONS LTD., and/or its assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company from and after the Issue Date of this Warrant and at any time or from time to time before 5:00 p.m., New York time on December31, 2010 (the “Expiration Date”), up to 107,143 fully paid and nonassessable shares of common stock, par value $0.001 per share, of the Company (“Common Stock”), at an exercise price of $2.80 per share of Common Stock, for an aggregate exercise price of three hundred thousand dollars and forty cents ($300,000.40) (the aggregate purchase price payable for the Warrant Shares (as defined below) hereunder is hereinafter sometimes referred to as the “Aggregate Exercise Price”). The number of shares of Common Stock purchasable by Holder and to be received thereby upon exercise of this Warrant and the price to be paid for each share of Common Stock are subject to possible adjustment from time to time as hereinafter set forth. The shares of Common Stock or other securities or property deliverable upon such exercise as adjusted from time to time is hereinafter sometimes referred to as the “Warrant Shares.” The exercise price of per share of Common Stock in effect at any time and as adjusted from time to time is hereinafter sometimes referred to as the “Per Share Exercise Price.” The Per Share Exercise Price is subject to adjustment as hereinafter provided; in the event of any such adjustment, the number of Warrant Shares shall also be adjusted, by dividing the Aggregate Exercise Price by the Per Share Exercise Price in effect immediately after such adjustment. The Aggregate Exercise Price is not subject to adjustment except to the extent of any partial exercise of this Warrant. This Warrant may constitute one in a series of warrants (the “Class A Warrants”), which includes this Warrant and any other Class A Warrant for the Purchase of Shares of Common Stock of the Company, of like tenor hereto.

    1.        Exercise of Warrant.

1.1	This Warrant may be exercised in whole or in part at any time by its holder from the date hereof until the Expiration Date, by presentation and surrender of this Warrant, together with the duly executed subscription form attached hereto as Exhibit A (the “Exercise Notice”), at the address set forth in Subsection 12.1 hereof, together with payment, by certified or official bank check or wire transfer payable to the order of the Company, of the Aggregate Exercise Price or the proportionate part thereof if exercised in part.

1.2	If this Warrant is exercised in part only, the Company shall, upon presentation of this Warrant upon such exercise, execute and deliver (along with the certificate to be delivered pursuant to Section 2 hereof for the Warrant Shares purchased) a new Warrant evidencing the rights of the Holder hereof to purchase the balance of the Warrant Shares purchasable hereunder upon the same terms and conditions as herein set forth.

1.3	The certificates representing the Warrant Shares shall bear the following legend:

THE SECURITUES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES OR “BLUE SKY” LAWS. SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED FOR VALUE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OF THEM UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL THAT AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS IS AVAILABLE WITH RESPECT TO SUCH SALE OR TRANSFER.

    2.        Delivery of Warrant Shares, Share Certificates, Etc., on Exercise. The Company agrees that the Warrant Shares purchased upon exercise of this Warrant shall be deemed to be issued to the Holder as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares in accordance herewith. As soon as practicable after the exercise of this Warrant in full or in part, and in any event within three (3) business days thereafter, the Company at its expense will cause to be issued in the name of and delivered to the Holder, a certificate or certificates for the number of Warrant Shares to which the Holder shall be entitled on such exercise pursuant to Section 1 or otherwise. The Warrant Shares when issued and delivered to the Holder, shall be duly and validly issued, fully paid and non-assessable shares of the Company.

    3.        Effect of Reorganization, Etc.; Adjustment of Exercise Price.

3.1	In the event of any capital reorganization or reclassification not otherwise covered in Section 4, or any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the surviving corporation, or in case of any sale or conveyance to another entity of the property of the Company as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Company), the Holder of this Warrant shall have the right thereafter to receive on the exercise of this Warrant the kind and amount of securities, cash or other property which the Holder would have owned or have been entitled to receive immediately after such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance had this Warrant been exercised immediately prior to the effective date of such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance and in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in Section 4 with respect to the rights and interests thereafter of the Holder of this Warrant to the end that the provisions set forth in Section 4 shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant. The above provisions of this Section 3 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, statutory exchanges, sales or conveyances.

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3.2	If, as a result of an adjustment made pursuant to this Section 3, the Holder shall become entitled to receive, upon exercise of the Warrant, shares of two or more classes of capital stock or shares of Common Stock and other capital stock of the Company, the Board of Directors of the Company (whose determination shall be conclusive) shall determine the allocation of the adjusted Per Share Exercise Price between or among shares or such classes of capital stock or shares of Common Stock and other capital stock.

    4.        Extraordinary Events Regarding Common Stock.

4.1	In case the Company shall hereafter (i) pay a dividend or make a distribution on its capital stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares or (iv) issue by reclassification of its Common Stock any shares of capital stock of the Company (each of (i) through (iv) an “Action”), the Per Share Exercise Price shall be adjusted to be equal to a fraction, the numerator of which shall be the Aggregate Exercise Price and the denominator of which shall be the number of shares of Common Stock or other capital stock of the Company that the Holder would have held (solely as a result of the exercise of this Warrant and the operation of such Action) immediately following such Action if this Warrant had been exercised immediately prior to such Action. An adjustment made pursuant to this Section 4 shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

4.2	Whenever the Per Share Exercise Price payable upon exercise of this Warrant is adjusted pursuant to this Section 4, the number of shares of Common Stock underlying this Warrant shall simultaneously be adjusted to equal the number obtained by dividing the Aggregate Exercise Price (as the same shall be reduced to the extent of any partial exercise of this Warrant) by the adjusted Per Share Exercise Price.

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    5.        Certificate as to Adjustments. In each case of any adjustment or readjustment in the Warrant Shares issuable on the exercise of the Warrant or the Per Share Exercise Price thereof, the Company at its expense will promptly cause its Chief Financial Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of the Warrant and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of the Exercise Price and the number and type of Warrant Shares to be received upon exercise of this Warrant, in effect immediately prior to such adjustment or readjustment and as adjusted or readjusted as provided in this Warrant. The Company will forthwith deliver a copy of each such certificate to the Holder of the Warrant.

    6.        Reservation of Shares, Etc., Issuable on Exercise of Warrant. The Company will at all times reserve and keep available, solely for issuance and delivery on the exercise of the Warrant, such number of Warrant Shares as are from time to time issuable on the exercise of the Warrant.

    7.        Representations and Warranties by the Holder. The Holder, by its acceptance of its Warrant, represents and warrants to the Company as follows:

7.1	Holder understands that this Warrant and any securities obtainable upon exercise of this Warrant have not been registered for sale under Federal or state securities laws and are being offered and sold to the Holder pursuant to one or more exemptions from the registration requirements of such securities laws. The Holder is an “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended (the “Act”). In the absence of an effective registration of such securities or an exemption therefrom, any certificates for such securities shall bear the legend set forth on the first page hereof. The Holder understands that it must bear the economic risk of its investment in this Warrant and any securities obtainable upon exercise of this Warrant for an indefinite period of time, as this Warrant and such securities have not been registered under Federal or state securities laws and therefore cannot be sold unless subsequently registered under such laws, unless as exemption from such registration is available.

7.2	Holder is acquiring this Warrant and will acquire any securities obtainable upon exercise of this Warrant for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Act. The Holder agrees that this Warrant and any such securities will not be sold or otherwise transferred unless (i) a registration statement with respect to such transfer is effective under the Act and any applicable state securities laws or (ii) such sale or transfer is made pursuant to one or more exemptions from the Act.

    8.        Assignment; Exchange of Warrant. Subject to compliance with applicable securities laws, this Warrant, and the rights evidenced hereby, may be transferred by any registered Holder hereof (a “Transferor”) in whole or in part. On the surrender for exchange of this Warrant, with the Transferor’s endorsement in the form of Exhibit B attached hereto (the “Transferor Endorsement Form”) and together with evidence reasonably satisfactory to the Company demonstrating compliance with applicable securities laws, the Company at its expense (but with payment by the Transferor of any applicable transfer taxes) will issue and deliver to or on the order of the Transferor thereof a new Class A Warrant, in the name of the Transferor and/or the transferee(s) specified in such Transferor Endorsement Form (each a “Transferee”), calling in the aggregate on the face or faces thereof for the number of shares of Common Stock called for on the face or faces of the Warrant so surrendered by the Transferor.

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    9.        Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (i) in the case of any such loss, theft or destruction of this Warrant, subject to delivery of a reasonable indemnity of the Company by the Holder in connection therewith or (ii) in the case of any such mutilation, on surrender and cancellation of this Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Class A Warrant of like date, tenor and denomination.

    10.        Registration Rights. The Holder of this Warrant has been granted certain registration rights by the Company. These registration rights are set forth in a Registration Rights Agreement entered into by the Company and the Holder dated as of even date of this Warrant.

    11.        Rights of Shareholders. No Holder shall be entitled, as a Warrant holder, to vote or receive dividends or be deemed the holder of the shares of Common Stock or any other securities of the Company, which may at any time be issuable upon the exercise of this Warrant for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of shares, reclassification of shares, change of nominal value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised and the Warrant Shares issuable upon the exercise hereof shall have become deliverable, as provided herein.

    12.        Notices, Etc. No notice or other communication under this Warrant shall be effective unless, but any notice or other communication shall be effective and shall be deemed to have been given if, the same is in writing and is mailed by first-class mail, postage prepaid, addressed to:

12.1	the Company at 340 West Fifth Avenue, Eugene Oregon, 97401, Attention: Chief Executive Officer, or such other address as the Company has designated by notice to the Holder; or

12.2	the Holder at Beit Rabin, Teradyon, Misgav 20179, Israel, Attention: Chief Executive Officer , or such other address as the Holder has designated by notice to the Company.

    13.        Voluntary Adjustment by the Company. The Company may at any time during the term of this Warrant reduce the then current Per Share Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

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    14.        Miscellaneous. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the Company and the registered holders of a majority of the then outstanding Class A Warrants. Absent the Holder’s prior written consent, the Company undertakes not to issue any additional Class A Warrants, except pursuant to the provisions of this Warrant. This Warrant shall be governed by and construed in accordance with the laws of State of New York without regard to principles of conflicts of laws. Any action brought concerning the transactions contemplated by this Warrant shall be brought only in the state courts of New York or in the federal courts located in the state of New York. The Company and the Holder hereby agree to submit to the jurisdiction of such courts and waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Warrant is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision, which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Warrant. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. Each of the Company and the Holder acknowledges that its legal counsel participated in the preparation of this Warrant and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Warrant to favor any party against the other party.

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SIGNATURE PAGE FOLLOWS.]

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        IN WITNESS WHEREOF, the Company has executed this Warrant as of the date first written above.

QUALMAX INC. —————————————— By: Name: Title:

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EXHIBIT A

FORM OF SUBSCRIPTION
(To Be Signed Only On Exercise Of Warrant)

[omitted]

A-1

EXHIBIT B

FORM OF TRANSFEROR ENDORSEMENT
(To Be Signed Only On Transfer Of Warrant)

[omitted]

B-1